                                                                   Exhibit 10.24

================================================================================

                                 PCC ENERGY INC.
                                PCC ENERGY CORP.
                             PCC LIMITED PARTNERSHIP

================================================================================

                            SHARE PURCHASE AGREEMENT

                                DECEMBER 24, 2002

BLAKE, CASSELS & GRAYDON LLP                                FREDERIC DORWART
  3500 Bankers Hall East                                      Old City Hall
   855 - 2nd Street S.W.                                  124 East Fourth Street
 Calgary, Alberta T2P 4J8                                  Tulsa, OK 74103-5010
                                                                  U.S.A.

                                TABLE OF CONTENTS
                                                                            PAGE

                                    ARTICLE 1
                                 INTERPRETATION

1.1      Definitions..........................................................1
1.2      Schedules...........................................................16
1.3      References and Headings.............................................17
1.4      Singular/Plural; Derivatives........................................17
1.5      Statutory References................................................17
1.6      Conflicts...........................................................17
1.7      Accounting References...............................................18
1.8      Business Day........................................................18
1.9      Vendor's Knowledge..................................................18
1.10     Purchaser's Knowledge...............................................18
1.11     Joint and Several...................................................18

                                    ARTICLE 2
                                PURCHASE AND SALE

2.1      Purchase of Purchased Shares........................................19
2.2      Purchase Price......................................................19
2.3      Adjustments to the Purchase Price...................................19
2.4      Deposit.............................................................22
2.5      Adjustment Holdback Amount..........................................22
2.6      Interest Accrues On Amounts Owing...................................23
2.7      Withholding Tax.....................................................24
2.8      Manner of Payment...................................................26

                                    ARTICLE 3
                                     CLOSING

3.1      Place and Closing Time..............................................26
3.2      Deliveries at Closing...............................................27

                                    ARTICLE 4
                                 INTERIM PERIOD

4.1      Access..............................................................30
4.2      Maintenance of Business and PNG Assets..............................31
4.3      Certain Restrictions................................................31
4.4      Interim Operations-Maintenance of Assets............................33
4.5      Proposals for Dealings or Operations re PNG Assets..................34
4.6      Existing Authorizations for Expenditure.............................34
4.7      Insurance...........................................................35
4.8      Purchaser's or Affiliate Distribution of Securities.................35

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                               TABLE OF CONTENTS
                                  (CONTINUED)
                                                                            PAGE

                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF PARTIES

5.1      Vendor's Representations And Warranties.............................35
5.2      Purchaser's Representations And Warranties..........................50
5.3      Survival Of Representations And Warranties..........................51
5.4      No Additional Representations Or Warranties By Vendor...............52
5.5      No Merger...........................................................53

                                    ARTICLE 6
                              CONDITIONS TO CLOSING

6.1      Conditions to the Obligations of the Purchaser to Close.............53
6.2      Conditions to Obligations of Vendor to Close........................55
6.3      Parties To Exercise Diligence With Respect To Conditions, etc.......55
6.4      Waiver Of Conditions................................................56
6.5      Failure To Satisfy Conditions.......................................56

                                    ARTICLE 7
                                   TERMINATION

7.1      Grounds for Termination.............................................56
7.2      Effect of Termination...............................................57
7.3      Entitlement to Deposit on Termination...............................57

                                    ARTICLE 8
                  INFORMATION, MATERIALS AND CONTINUING REPORTS

8.1      Access to Information...............................................58
8.2      Maintenance of Information..........................................58
8.3      Tax Returns.........................................................59
8.4      Financial Information...............................................59
8.5      Information Systems.................................................60

                                    ARTICLE 9
                          LIABILITY AND INDEMNIFICATION

9.1      Defined Terms.......................................................60
9.2      Responsibility of Vendor............................................61
9.3      Responsibility Of Purchaser.........................................61
9.4      Limit on Responsibility.............................................62
9.5      Responsibility Extends To Legal Costs and Settlements...............63
9.6      Limitations.........................................................63
9.7      Specific Performance................................................64
9.8      Letter of Credit....................................................64
9.9      Limitation on Rights or Remedies....................................65

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                               TABLE OF CONTENTS
                                  (CONTINUED)
                                                                            PAGE

9.10     Procedure - Indemnities.............................................65
9.11     No Merger Of Legal Responsibilities.................................66

                                   ARTICLE 10
                                 CONFIDENTIALITY

10.1     Restrictions on Disclosure of Purchaser.............................66
10.2     Restrictions on Disclosure of Vendor................................66

                                   ARTICLE 11
                                    GUARANTEE

11.1     Guarantee...........................................................67

                                   ARTICLE 12
                            MISCELLANEOUS PROVISIONS

12.1     Waiver Must Be In Writing...........................................67
12.2     No Amendment Except In Writing......................................67
12.3     Assignments Before Closing..........................................67
12.4     Service Of Notice...................................................67
12.5     Addresses For Notices...............................................68
12.6     Consultants and Advisors Bound......................................70
12.7     Parties To Discuss Press Releases...................................70
12.8     Costs and Expenses..................................................70
12.9     Further Assurances..................................................70
12.10    Governing Law; Attornment; Etc......................................70
12.11    Invalidity of Provisions............................................71
12.12    Time................................................................71
12.13    Supersedes Earlier Agreements.......................................71
12.14    Enurement...........................................................72
12.15    Counterpart Execution...............................................72

                            SHARE PURCHASE AGREEMENT

        THIS SHARE PURCHASE AGREEMENT made this 24/th/ day of December, 2002.

BETWEEN:

                   PETROCORP INCORPORATED, a Texas corporation
                   ("PCI")

                                     - and -

                   PETROCORP ACQUISITION COMPANY, a Delaware corporation ("PAC" and, together with PCI, is hereafter called the "Vendor")

                                     - and -

                   1022694 ALBERTA LTD., an Alberta corporation
                   (the "Purchaser")

                                     - and -

                   AS TO ARTICLE 11 ONLY, ENERMARK INC., an
                   Alberta corporation (the "Guarantor")

WHEREAS:

A.      The Purchased Shares are currently owned by the Vendor;

B. The Vendor desires to sell and the Purchaser desires to purchase and all of the Purchased Shares, upon and subject to the terms and conditions set forth in this Agreement; and

C. The Guarantor owns all of the capital stock of the Purchaser which has been formed for the purpose of effecting the purchase and sale contemplated by this Agreement.

        NOW THEREFORE the Parties agree as follows:

                                   ARTICLE 1
                                 INTERPRETATION

1.1     DEFINITIONS

        In this Agreement, including the recitals, this Section and the Schedules, unless otherwise stated or the context otherwise requires:

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                                     - 2 -

        "Abandonment and Reclamation Obligations" means, with respect to the PNG Assets, all remediation and reclamation obligations of the Purchased Entities, including:

        (a)     the abandonment and reclamation of any Wells; and

        (b) the closure, decommissioning and dismantling of Tangibles, and the restoration of the surface in respect thereto;

        all in accordance with good oil and gas field practices, and in compliance with Applicable Law.

        "Accounting Firm" means Ernst & Young, LLP.

        "Additional Indemnitees" has the meaning attributed to it in Section
        9.1.

        "Adjusted Working Capital" means the amount of the Current Assets of the Purchased Entities, as recorded on the Effective Date Working Capital Statement, less the aggregate of (i) the amount of the Current Liabilities of the Purchased Entities, as recorded on the Effective Date Working Capital Statement, plus (ii) the amount of the long term debt of the Purchased Entities as at the Effective Date, as recorded on the Effective Date Working Capital Statement; provided, however, that the Non-Recourse Notes shall not be deemed long term debt; and provided, further, that (A) all revenues, expenses and costs of whatever nature of the Purchased Entities on a consolidated basis, without duplication, prior to the Effective Date will be accrued in accordance with GAAP as of the Effective Date; (B) Adjusted Working Capital will be decreased to the extent Taxes applicable to the Purchased Entities for periods ending on or before the Effective Date are not paid by the Purchased Entities prior to the Closing Date; (C) Adjusted Working Capital will be decreased by the amount, if any, of any cash payment, liability incurred or benefit conferred by any of the Purchased Entities to any Affiliate pursuant to transactions which would be subject to a transfer price adjustment pursuant to Section 247(2)(c) of the Tax Act during the period from the Effective Date through to Closing; and (D) Adjusted Working Capital will be decreased by the amount of all costs (excluding the outstanding principal amount and accrued interest) to prepay the Credit Facility as at the Closing Time, including fees, breakage costs, penalties and lender out-of-pocket costs.

        "Adjustment Holdback Amount" means $[omitted].

        "AFE's" has the meaning provided in Section 4.6.

        "Affiliate" means, in respect of a Person, any other Person or group of Persons acting in concert, directly or indirectly, that controls, is controlled by or under common control with the first mentioned Person, and for the purposes of this definition "control" means the possession, directly or indirectly, by such Person or group of Persons acting in concert of the power to direct or cause the direction of the management and policies of the first mentioned Person, whether through the ownership of voting securities or otherwise.

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                                     - 3 -

        "Agreement" means this document, together with the Schedules attached hereto and made a part hereof, all as amended, supplemented or modified from time to time in accordance with the provisions hereof.

        "Applicable Law" means, in relation to any Person, transaction or event, all applicable provisions of laws, statutes, rules, regulations, official directives and orders of all federal, provincial, municipal and local governmental bodies (whether administrative, legislative, executive or otherwise) and final, non-appealable judgements, orders and decrees of all courts, arbitrators, commissions or bodies exercising similar functions in actions or proceedings in which the Person in question is a party, by which it is bound or having application to the transaction or event in question.

        "Arbitrator" shall have the meaning set forth in Section 2.3(g).

        "Assumption of Liabilities Agreement" means a general conveyance and assumption of liabilities agreement to be made, in a form satisfactory to the Purchaser and the Vendor consistent with the terms of this Agreement, during the Interim Period between the Vendor and PEC.

        "Bank" means the Toronto-Dominion Bank, as Agent for the Credit
        Facility.

        "Burdens" means, collectively, the Royalty Interests, the Security Interests and all other encumbrances.

        "Business Day" means a day on which banks are generally open for the transaction of commercial business in Calgary, Alberta but does not in any event include a Saturday or a Sunday or a statutory holiday under Applicable Law.

        "Canadian Management Agreement" means a management agreement to be made between the Manager and 1022700 Alberta Ltd., pursuant to which the Manager will provide management, technical and administrative support services for 1022700 Alberta Ltd., all in a form and substance satisfactory to PCI and the Purchaser.

        "CCRA" has the meaning attributed to it in Section 2.7(b)(ii).

        "Closing" means the completion of the purchase and sale of the Purchased Shares as contemplated by this Agreement.

        "Closing Date" means 10:00 a.m. on the 15th day of January, 2003 or such other date as is mutually agreed among the Parties.

        "Closing Time" means the time that the documents or actions effecting the transactions comprising the Closing are delivered or taken and released from the terms of any escrow governing the Closing.

        "Competition Act" means the Competition Act (Canada).

        "Confidentiality Agreement" means the confidentiality agreement dated July 24, 2002 made between Enerplus Global Energy Management Company and PCI.

        "Credit Facility" means the Credit Agreement dated July 21, 2000 among PCI, PEC, Toronto Dominion (Texas), Inc., The Toronto Dominion Bank, TD Securities, Inc. and various lenders signature thereto.

        "Current Assets" means the aggregate of the book value of the current assets of the Purchased Entities on a consolidated basis, without duplication, as at the Effective Date determined in accordance with GAAP.

        "Current Liabilities" means the aggregate of the book value of the current liabilities of the Purchased Entities on a consolidated basis, without duplication, as at the Effective Date determined in accordance with GAAP.

        "Deposit" means an amount equal to $8,500,000.

        "Disclosure Schedule" means the Schedule attached as Schedule 1.2(e).

        "Dollar" or "$" means, unless otherwise provided herein, a dollar in the lawful money of Canada.

        "Effective Date" means 12:01 a.m. on the 1st day of October, 2002.

        "Effective Date Working Capital Statement" means an unaudited statement setting forth:

                (i) the Adjusted Working Capital of the Purchased Entities as at the Effective Date, prepared, except as otherwise specified herein, in accordance with GAAP; and

                (ii) the Resource Pool Adjustment Amount of the Purchased Entities as at the Effective Date.

        "Encumbrance Discharge" means, with respect to a Security Interest affecting all or any portion of the PNG Assets or Purchased Shares, one or more registrable discharges executed by the holder of such Security Interest which results in a discharge of such Security Interest; provided that, to the extent of any Security Interest affecting all or a portion of the PNG Assets or Purchased Shares or any other assets of the Purchased Entities, a letter of no interest executed by the holder of the Security Interest wherein the holder acknowledges it has no interest in the PNG Assets, the Purchased Shares or such other assets shall be deemed to be an Encumbrance Discharge.

        "Environmental Law" means any Applicable Law respecting the protection of, or the control, remediation or reclamation of contamination or pollution of soil, air or water (including ground water).

        "Escrow Agent" means Blake, Cassels & Graydon LLP.

        "Escrow Agreement" means the escrow agreement, substantially in the form attached hereto as Schedule 1.2(b), dated the date hereof and made between the Vendor, the Purchaser and the Escrow Agent, pursuant to which the Escrow Agent will hold the Deposit and, if applicable, pursuant to Section 2.7, the Withheld Amount.

        "Financial Impact" means any transaction, matter or thing which affects or would affect revenue, expenses, liabilities or income of a Purchased Entity.

        "Financial Information" has the meaning provided in Section 8.4.

        "Financial Statements" means, collectively (i) the consolidated audited balance sheet of PCI as at December 31, 2001 and related consolidated income statement and consolidated statement of cash flow for the fiscal year then ended and (ii) the unaudited balance sheets of each Purchased Corporation as at December 31, 2001 and as at September 30, 2002 and related income statements for the twelve and nine months then ended, respectively, all prepared in accordance with GAAP (except, with respect to the unaudited statements, such statements omit footnotes and year-end adjustments), a copy of which is attached as Schedule 1.2(b).

        "Futures Transaction" means any derivatives or futures transaction (including an agreement with respect thereto), including any transaction commonly referred to as a hedge transaction, rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination of these transactions.

        "GAAP" or "generally accepted accounting principles" means accounting principles generally accepted at the date of the Financial Statements in the United States of America which are applicable on the relevant date.

        "Guarantor" has the meaning first provided above.

        "Holdback Agreement" means the Holdback Agreement dated as of the Closing Date, pursuant to which the Escrow Agent will hold the Adjustment Holdback Amount, substantially in the form of Schedule 1.2(d).

        "include" and "including" mean "include, without limitation" and "including, without limitation", respectively.

        "Indemnified Losses" has the meaning attributed to it in Section 9.1.

        "Interim Period" means the period from and after the Signing Date to and including the Closing Date.

        "Land Schedule" means Schedule 1.2(a), as amended by the Parties at anytime prior to Closing.

        "Lands" means, collectively, the lands set forth and described in the Land Schedule including the Petroleum Substances within, upon or under such lands (subject to the restrictions and exclusions set forth in the Leases as to the Petroleum Substances and geological formations), but does not include Surface Rights.

        "LC Amount" means $[omitted].

        "LC Claim Period" means the period ending on the day which is 2 years after the Closing Date.

        "Leases" means, collectively, the leases, licences, permits and other documents of title set forth and described in the Land Schedule, by virtue of which the holder thereof is entitled to drill for, win, take, own or remove the Petroleum Substances within, upon or under the Lands or by virtue of which the holder thereof is deemed to be entitled to a share of Petroleum Substances removed from the Lands or any lands with which the Lands are pooled or unitized and includes, if applicable, all renewals and extensions of such documents and all documents issued in substitution therefor.

        "Letter of Credit" means an unconditional irrevocable letter of credit drawn on a chartered bank listed in the Schedule I to the Bank Act (Canada), in a form mutually acceptable to the Vendor and the Purchaser.

        "Letter of Intent" means the letter of intent dated November 5, 2002 made between Enerplus Resources Fund and PCI.

        "Management Agreement" means the First Amended and Restated Management Agreement dated March 2, 2001 made between the Manager and PCI, pursuant to which the Manager has agreed to provide management, technical and administrative support services for PCI and its Affiliates, which includes the Purchased Entities.

        "Manager" means Kaiser-Francis Oil Company.

        "Material Contract" means any written agreement to which a Purchased Entity is a party or by which a Purchased Entity or any of the PNG Assets is bound or affected except for (i) the Title and Operating Documents, (ii) the agreements required to be disclosed on the Disclosure Schedule pursuant to Sections 5.1(ww) and 5.1(yy), and (iii) any agreement which involves or may reasonably be expected to involve the payment to or by a Purchased Entity from and after the Effective Date of less than $100,000 over the term of the agreement and is not otherwise material to a Purchased Entity.

        "Miscellaneous Interests" means all of the right, title, interest and estate of the Purchased Entities in and to all property, rights and assets, whether contingent or absolute, legal or beneficial, present or future, vested or not, and not being Petroleum and

        Natural Gas Rights or Tangibles, which pertain to such Petroleum and Natural Gas Rights or Tangibles, including the following property, rights and assets:

                (i) contracts, agreements and documents (including Title and Operating Documents) relating to any of such Petroleum and Natural Gas Rights, Tangibles or items listed in items (ii) to (vi) of this definition or any rights in relation thereto;

                (ii) Surface Rights which are used or useful in connection with any of such Petroleum and Natural Gas Rights or Tangibles;

                (iii) permits, licences, authorizations and deposits relating to any of such Petroleum and Natural Gas Rights or Tangibles, or the use thereof;

                (iv) all well bores located on the Lands or lands pooled or unitized therewith which may be used to produce Petroleum Substances from the Lands or lands pooled or unitized therewith or otherwise serve such lands;

                (v) all subsisting disposal and injection leases relating to any of such Petroleum and Natural Gas Rights;

                (vi) books, maps, records, documents, seismic, geological, production, engineering, geophysical, data processing, well, plant and other reports, files, data, interpretations, information, tapes, disks, computer programs, papers or other records and any archive samples including core and liquid samples and cuttings, other than Proprietary Information, which relate to or are necessary or useful in connection with any of such Petroleum and Natural Gas Rights or Tangibles or any of the property or assets referred to in (i) to (iv) of this definition;

                (vii) all extensions, renewals, replacements or amendments of the foregoing items described in items (i) to (vi) of this definition; and

                (viii) all Petroleum Substances in the course of production from the Lands but not at the Effective Date beyond the point of delivery to a buyer thereof.

        "Non-PNG Related Environmental Damage" means any one or more of:

                (i)     ground water, surface water or aquifer contamination;

                (ii) soil contamination, including contamination in any way relating to the presence or disposal of waste materials of any nature whatsoever;

                (iii)   corrosion or deterioration of tangibles;

                (iv) substance or energy emissions which are either toxic or hazardous;

                (v) death or injury to plant, animals or human beings due in whole or in part to any of the foregoing items (i) through (iv);

        but does not include PNG Related Environmental Damage.

        "Non-PNG Related Environmental Liabilities" means all costs, claims, actions, suits, fines, penalties or other liabilities of any nature whatsoever (whether accrued, contingent, absolute, now existing or arising at any time in the future and whether or not determined or determinable), which are attributable to Non-PNG Related Environmental Damage that occurred or arose prior to the Closing Date for which PEC or any of its predecessors or subsidiaries of predecessors are now or hereafter liable or otherwise responsible for.

        "Non-Recourse Notes" means those notes issued August 9, 1994 by PEI upon conversion of preferred shares of PEI pursuant to a Purchase Agreement dated July 22, 1994 between PEI, AT2 Corp., MS2 Corp., MH2 Corp., KK2 Corp., DA2 Corp., G2 Corp., H2 Corp., NX2 Corp., Howard Hughes Medical Institute and UBS Asset Management (New York) Inc., a copy of which are attached at Schedule 1.2(h).

        "Notice of Claim" has the meaning attributed to it in Section 9.1.

        "Objection Date" shall have the meaning attributed to it in Section 2.3(e).

        "Outside Date" means 10:00 a.m. on January 31, 2003, or such later date as the Vendor and the Purchaser may agree in writing or may be expressly provided for herein.

        "PAC" has the meaning first provided above.

        "PAC Compliance Certificate" has the meaning attributed to it in Section 2.7(a)(i).

        "PAC Share Consideration" has the meaning provided in Section 2.2.

        "PAC Shares" means 14,329,948.83 Shares in the capital of PEC held by PAC.

        "PAC Tax Amount" has the meaning attributed to it in Section 2.7(b)(ii).

        "PAC Withheld Amount" has the meaning attributed to it in Section
        2.7(b).

        "Parties" means PCI, PAC, the Purchaser and the Guarantor and "Party" means one of them.

        "PCC Limited Partnership" means PCC Limited Partnership, a limited partnership organized under the laws of Alberta.

        "PCI" has the meaning first provided above.

        "PCI Compliance Certificate" has the meaning attributed to it in Section 2.7(a)(ii).

        "PCI Share Consideration" has the meaning provided in Section 2.2.

        "PCI Shares" means:

                (i)     18,962,366 Shares in the capital of PEC held by PCI; and

                (ii)    868.08 Shares in the capital of PEI held by PCI.

        "PCI Tax Amount" has the meaning attributed to it in Section 2.7(c)(ii).

        "PCI Withheld Amount" has the meaning attributed to it in Section
        2.7(c).

        "PEC" means PCC Energy Corp., a corporation organized under the laws of Alberta.

        "PEC Contribution Agreement" means a contribution and assumption agreement dated December 20, 2002 between PEC and PEI and PEC, carrying on business under the name PCC Limited Partnership.

        "PEC Price" means:

                (i)     $74,525,400; or

                (ii)    if Closing occurs after December 31, 2002, $75,022,236;

        being the aggregate amount payable by the Purchaser to the Vendor as consideration for the issued and outstanding shares of PEC pursuant to
        Section 2.2, as modified by the adjustments provided for herein.

        "PEI" means PCC Energy Inc., a corporation organized under the laws of Alberta.

        "PEI" Contribution Agreement" means a contribution and assumption agreement dated December 20, 2002 between PEI and PEC and PEI, carrying on business under the name PCC Limited Partnership.

        "PEI Price" means:

                (i)     $91,974,600; or

                (ii)    if Closing occurs after December 31, 2002, $92,587,764;

        being the aggregate amount payable by the Purchase to the Vendor in consideration for the issued and outstanding shares of PEI pursuant to
        Section 2.2, as modified by the adjustments provided for herein.

        "Permitted Defects" means Abandonment and Reclamation Obligations which
        (i) under Applicable Law, as of the Closing Date, are not yet required to be undertaken, and (ii) apply to any of the Wells.

        "Permitted Encumbrances" means:

                (i) easements, rights of way, servitudes or other similar Surface Rights, including, without limitation, rights of way and servitudes for highways, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone or cable television conduits, poles, wires or cables;

                (ii) the right reserved to or vested in any government, municipality or other public authority by the term of any Title and Operating Document or by Applicable Law to terminate any Title and Operating Document or to require annual or other periodic payments as a condition of the continuance thereof;

                (iii) rights of general application reserved to or vested in any governmental authority to levy Taxes or other levies on Petroleum Substances or the income or revenue therefrom and governmental requirements pertaining to production rates from wells on the Lands or operations being conducted on the Lands or otherwise affecting the value of any property;

                (iv) any rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the PNG Assets in any manner;

                (v) Title Defects arising out of a request by the Purchaser for a Purchased Entity to not consent under Section 4.5;

                (vi) the terms and conditions of the Title and Operating Documents, provided such do not create Burdens not disclosed in the Land Schedule or which would not be a Permitted Encumbrance pursuant to any other item of this definition;

                (vii) undetermined or inchoate liens incurred or created in the ordinary course of business as security in favour of any Person for the Purchased Entities' proportionate share of the costs and expenses applicable to the development or operation of any of the PNG Assets which are not due or delinquent or are being contested in good faith;

                (viii) the reservations, limitations, provisos and conditions in any grants or transfers from the Crown of any of the Lands or interests therein, and statutory exceptions to title;

                (ix) provisions for penalties and forfeitures under agreements as a consequence of non-participation in operations;

                (x) liens granted in the ordinary course of business to a public utility, municipality or governmental authority with respect to operations pertaining to any of the PNG Assets;

                (xi)    agreements and plans relating to pooling or unitization;

                (xii) builder's, mechanic's, materialmen's and similar liens in respect of services rendered or goods supplied for which payment is not at the time due or, if due, are (A) being contested in good faith and (B) set forth on the Disclosure Schedule; and

                (xiii) the Burdens, reduction or conversion or alteration of interests and adverse claims, in each case, set forth in the Land Schedule and all ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of Petroleum and Natural Gas Rights or the production of Petroleum Substances in respect of such Petroleum and Natural Gas Rights, set forth on the Land Schedule.

        "Person" includes an individual, a partnership (limited or general), a corporation, a trust, a joint venture, an unincorporated organization, a union, a government or any department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual.

        "Petroleum and Natural Gas Rights" means all of the right, title, estate and interest, whether absolute or contingent, legal or beneficial, present or future, vested or not, and whether or not an "interest in land", held by the Purchased Entities in or to any of the following, by whatever name the same are known:

                (i) rights to explore for, drill for, extract, win, produce, take, save or market Petroleum Substances;

                (ii)    rights to a share of the production of Petroleum
                        Substances;

                (iii) rights to a share of the proceeds of, or to receive payment calculated by reference to, the quantity or value of the production of Petroleum Substances;

                (iv) the interests set forth in the Land Schedule hereto in and to and in respect of the Leases and the Lands subject to the Permitted Encumbrances;

                (v) rights to acquire any of the rights described in subparagraphs (i) to (iv) of this definition; and

                (vi) interests in any rights described in subparagraphs (i) to (v) of this definition;

        including all interests and rights known as working interests, royalty interests, overriding royalty interests, gross overriding royalty interests, production payments, profits interests, net profits interests, revenue interests, net revenue interests, economic interests and other interests, fractional or undivided interests in any of the foregoing, and all fee simple, leasehold or other interests in any Lands.

        "Petroleum Substances" means petroleum, crude bitumen, natural gas, natural gas liquids, related hydrocarbons and any and all other substances, whether liquid, solid or gaseous (other than coal), whether hydrocarbon or not, produced or producible in association with any of the foregoing, including hydrogen sulphide and sulphur.

        "Place of Closing" means the offices of the Purchaser's Counsel located at 3500 Bankers Hall East, 855 - 2nd Street S.W., Calgary, Alberta, or such other place as may be agreed upon in writing by the Vendor and the Purchaser.

        "PNG Assets" means the Petroleum and Natural Gas Rights, the Tangibles and the Miscellaneous Interests.

        "PNG Related Environmental Damage" means, as it relates to Canadian petroleum and natural gas exploration, development and production operations, any one or more of:

                (i)     ground water, surface water or aquifer contamination;

                (ii)    soil contamination;

                (iii)   corrosion or deterioration of Tangibles;

                (iv) substance or energy emissions which are either toxic or hazardous;

                (v) death or injury to plan, animals or human beings due in whole or in part to any of the foregoing items (i) through (iv);

        but only to the extent the foregoing is or has been in breach of or exceeds limitations imposed by Environmental Law and shall not include
        (1) Abandonment or Reclamation Obligations and (2) Non-PNG Related Environmental Damage.

        "Prime Rate" means the annual rate of interest designated by the main branch in Calgary of the Toronto Dominion Bank as its reference rate for Canadian dollar commercial loans made in Canada and which is announced by such bank as its prime rate.

        "Proposal" has the meaning attributed to it in Section 4.5.

        "Proprietary Information" means any evaluations of the Purchased Entities or its respective business, assets or properties, prepared by PCI, PAC, the Purchased Entities or any of their Affiliates, or any of their respective consultants, agents or advisors.

        "Purchase Agreement Default" means any material breach of a representation or warranty made by a Party, or the failure of a Party to perform or observe in any material respect any of the covenants or agreements to be performed by such Party under this Agreement or any agreement or other certificate or instrument delivered in connection herewith, and includes the obligations set forth in Section 6.3.

        "Purchased Corporations" means PEI and PEC, and "Purchased Corporation" means one of them.

        "Purchased Entities" means each Purchased Corporation and the PCC Limited Partnership and "Purchased Entity" means one of them.

        "Purchase Price" means, collectively, the PEC Price and the PEI Price.

        "Purchased Shares" means, collectively, the PCI Shares and the PAC
        Shares.

        "Purchaser" has the meaning first provided above.

        "Purchaser's Counsel" means Blake, Cassels & Graydon LLP.

        "Remittance Date" has the meaning attributed to it in Section 2.7(b)(i).

        "Resource Pool Adjustment Amount" shall have the meaning attributed to it in Section 2.3(b).

        "Resource Pools" means, collectively, in respect of any Person, the:

                (i)     cumulative Canadian exploration expense;

                (ii)    cumulative Canadian development expense;

                (iii)   cumulative Canadian oil and gas property expense;

                (iv)    undepreciated capital cost; and

                (v)     non-capital loss carry forward;

        as such terms are defined in the Tax Act, of such Person.

        "Royalty Interests" means all carried profits, net profits, net revenue, royalty interests (including ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of Petroleum and Natural Gas Rights or the production of Petroleum Substances in respect of such Petroleum and Natural Gas Rights) and similar Petroleum and Natural Gas Rights reserved or payable (by way of a share in production of Petroleum Substances or by way of money) to any Person or entity.

        "Security Interest" means any mortgage, charge, pledge, lien, hypothec, assignment by way of or in effect as security, or security interest whatsoever, but does not include a right of set-off or a set-off.

        "Share Rights" means any instruments or contractual rights capable of being converted into, exchanged for or exercised for Shares of any class of a Person or giving the holder the right on the occurrence of any events, including on the payment of money, whether such events have occurred or not, to require delivery by a Person of Shares of any class of a Person and includes options, warrants, conversion or exchange privileges and similar rights.

        "Shareholder Debt" means any indebtedness owed by a Purchased Entity to PCI or PAC, or any Affiliate of PCI or PAC.

        "Shares" means any shares of any class of a corporation or body corporate.

        "Signing Date" means the date of this Agreement.

        "Subsidiary" when used in relation to any Person, means any Affiliate controlled, directly or indirectly, by that Person.

        "Surface Rights" means rights (whether fee simple or pursuant to orders, licences, leases, easements, rights-of-way or otherwise) to enter upon, use and occupy the surface of any Lands, any lands with which the same have been pooled or unitized, any lands upon which the Tangibles are located or any lands used to gain access thereto.

        "Survival Period" has the meaning attributed to it in Section 9.1.

        "Take or Pay Delivery Obligations" means the obligation of the Purchased Entities arising under or pursuant to any contract whereby Petroleum Substances attributable to the Petroleum and Natural Gas Rights or any of them may be sold for or in respect of payments or credits previously received by the Purchased Entities, their predecessors or others in respect of Petroleum Substances, the delivery of which had not been taken by the buyer thereof at the time of the payment or crediting, whether or not:

                (i)     a Purchased Entity is party to such contract;

                (ii) the buyer of such Petroleum Substances recognizes a Purchased Entity as a seller or has recourse to a Purchased Entity; or

                (iii) the payment, credit or assumption was made to or by a Purchased Entity or was remitted by a Purchased Entity to any other Person.

        "Take or Pay Payments" means, as at a particular time, the amounts received or receivable by and for the account of a Purchased Entity prior to such time as a result of which the Purchased Entity has Take or Pay Delivery Obligations which, as at such time, have not been satisfied and have not expired.

        "Tangibles" means all right, title, estate and interest, whether absolute or contingent, legal or beneficial, present or future, vested or not, held by the Purchased Entities in and to any tangible property, apparatus, plant, equipment, machinery and facilities, fixed or non-fixed, real or personal, used or capable of use in exploiting any Petroleum Substances (whether the Petroleum and Natural Gas Rights to which such Petroleum Substances are attributable are owned by the Purchased Entities or by others or both), including:

                (i) systems, plants and facilities used or useful in producing, gathering, compressing, dehydrating, scrubbing, processing, treating, separating, extracting, collecting, refrigerating, refining, measuring, storing, transporting or shipping Petroleum Substances;

                (ii) tangible property and assets used or intended for use in exploring for, producing, storing, injecting or removing Petroleum Substances;

                (iii) all extensions, additions and accretions to any item described in subparagraphs (i) and (ii) of this definition; and

                (iv)    the Wells;

        and including all producing, shut-in, injection, disposal and other wells, casing, tubing, wellheads, buildings, plants, erections, production equipment, improvements, flowlines, pipelines, pipeline connections, extraction facilities, meters, generators, motors, compressors, separators, gas treating and processing equipment, dehydrators, scrubbers, pumps, refineries, pump jacks, tanks, boilers, communications equipment, enhanced recovery systems and other machinery, apparatus and equipment.

        "Tax" means all income, capital, gross receipts, sales, excise, petroleum and gas revenue, value added, goods and services, use, franchise, profits or property taxes, fees, assessments or charges imposed in accordance with Applicable Law and includes penalties, interest and fines with respect thereto.

        "Tax Act" mean the Income Tax Act (Canada).

        "Tax Returns" means all returns, declarations and reports and information returns and statements required to be filed (taking into account any extension of time to file or send granted to or obtained by any such filing entity) by a Purchased Entity on or prior to the Closing Date by or with respect to it in respect of any Tax for any period including or ending on or before the Closing Date.

        "Title and Operating Documents" means, in respect of any Petroleum and Natural Gas Rights, Tangibles, Surface Rights or Petroleum Substances of the Purchased Entities:

                (i) all of the agreements, contracts, instruments and other documents (including the Leases and all other leases, reservations, permits, licences of all sorts, exploration agreements, operating agreements, unit agreements, pooling agreements, assignments, trust declarations or other agreements to recognize the Purchased Entities' interests, participation agreements, farmin or farmout agreements, royalty agreements, purchase agreements and transfers,
                        (A) gas, oil, condensate and other production sale contracts, (B) gathering, common stream, extraction, transportation, refining and processing agreements, (C) agreements for the construction, ownership and/or operation of Tangibles) by virtue of which such Petroleum and Natural Gas Rights or Tangibles were acquired or constructed or are held by a Purchased Entity or pursuant to which the construction, ownership, operation, exploration, exploitation, extraction, development, production, transportation, refining or marketing of such Petroleum and Natural Gas Rights, Tangibles or Petroleum Substances are subject or which grant rights which are or may be used by the Person in connection therewith; and

                (ii) the rights of the Purchased Entities (except for Petroleum and Natural Gas Rights) granted under or created by such agreements, contracts, instruments and other documents.

        "Title Defect" means a defect, deficiency or discrepancy in the title of a Purchased Entity in and to any of the PNG Assets which would not be acceptable to a prudent purchaser of the Purchased Shares, acting reasonably, and which materially adversely affects the title of a Purchased Entity in and to any of the Petroleum and Natural Gas Rights.

        "Vendor" has the meaning first provided above.

        "Vendor's Counsel" means Frederic Dorwart, Lawyers.

        "Wells" means all producing, suspended, shut-in, abandoned, water source disposal or injection wells located on the Lands or any lands pooled or unitized therewith, including the wells listed in the Land Schedule.

        "Withheld Amount" means, collectively, the PCI Withheld Amount, if any, and the PAC Withheld Amount, if any.

1.2     SCHEDULES

        The following Schedules are attached hereto and made part of this
        Agreement:

        (a)    Schedule 1.2(a)            Land Schedule
        (b)    Schedule 1.2(b)            Financial Statements
        (c)    Schedule 1.2(c)            Escrow Agreement
        (d)    Schedule 1.2(d)            Holdback Agreement
        (e)    Schedule 1.2(e)            Disclosure Schedule

        (f)    Schedule 1.2(f)             Form of Officer's Certificate of the Vendor
        (g)    Schedule 1.2(g)             Form of Officer's Certificate of the Purchaser
        (h)    Schedule 1.2(h)             Non-Recourse Notes
        (i)    Schedule 3.2(a)(xviii)(A)   Form of Release
        (j)    Schedule 3.2(a)(xviii)(B)   Form of Release
        (k)    Schedule 3.2(a)(xix)        Form of Management Agreement Release
        (l)    Schedule 4.6                Authorizations for Expenditure
        (m)    Schedule 4.8                Securities Disclosure

1.3     REFERENCES AND HEADINGS

        The references "hereunder", "herein" and "hereof" refer to the provisions of this Agreement, and references to Articles and Sections herein refer to articles, sections, or subsections of this Agreement. Any reference to time shall refer to Mountain Standard Time or Mountain Daylight Saving Time during the respective intervals in which each is in force in the Province of Alberta. The headings of the Articles, Sections, Schedules and any other headings, captions or indices herein are inserted for convenience of reference only and shall not be used in any way in construing or interpreting any provision hereof.

1.4     SINGULAR/PLURAL; DERIVATIVES

        Whenever the singular or masculine or neuter is used in this Agreement or in the Schedules, it shall be interpreted as meaning the plural or feminine or body politic or corporate, and vice versa, as the context requires. Where a term is defined herein, a capitalized derivative of such term shall have a corresponding meaning unless the context otherwise requires.

1.5     STATUTORY REFERENCES

        Any reference to a statute shall include and shall be deemed to be a reference to such statute and to the regulations made pursuant thereto, and all amendments made thereto and enforced from time to time, and to any statute or regulation that may be passed which has the effect of supplementing the statute so referred to or the regulations made pursuant thereto.

1.6     CONFLICTS

        If there is any conflict or inconsistency between a provision of the body of this Agreement and that of a Schedule the provision of the body of this Agreement shall prevail.

1.7     ACCOUNTING REFERENCES

        Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP except where the application of such principles is inconsistent with, or limited by, the terms of this Agreement in which case the terms of this Agreement shall apply.

1.8     BUSINESS DAY

        Whenever any payment to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken or the next Business Day following.

1.9     VENDOR'S KNOWLEDGE

        Where in this Agreement, or in any certificate or document delivered in connection herewith or to effect any of the transactions contemplated hereby, any statement, representation or warranty is made as to, or as being based on, the awareness, knowledge, information or belief of the Vendor, such awareness, knowledge, information or belief, as applicable, is limited to the actual knowledge, after due inquiry, of: (a) any director or officer of PCI, PAC, the Purchased Corporations and the PCC Limited Partnership, and (b) the officers and directors of the Manager who are responsible for the supervision of the subject matter of such statement, representation and warranty.

1.10    PURCHASER'S KNOWLEDGE

        Where in this Agreement, or in any certificate or document delivered in connection herewith or to effect any of the transactions contemplated hereby, any statement, representation or warranty is made as to, or as being based on, the awareness, knowledge, information or belief of the Purchaser, such awareness, knowledge, information or belief, as applicable, is limited to the actual knowledge, after due inquiry, of officers of the Purchaser who are responsible for the supervision of such statement, representation and warranty.

1.11    JOINT AND SEVERAL

        The obligations and liabilities of PCI and PAC pursuant to this Agreement and any agreement or document delivered under or pursuant to this Agreement are joint and several.

                                   ARTICLE 2
                                PURCHASE AND SALE

2.1     PURCHASE OF PURCHASED SHARES

        The Purchaser agrees to purchase the Purchased Shares from the Vendor and the Vendor agrees to sell the Purchased Shares to the Purchaser at the Closing, all in accordance with and subject to the terms and conditions in this Agreement.

2.2     PURCHASE PRICE

        In consideration of the sale by the Vendor to the Purchaser of the Purchased Shares, the Purchaser agrees, at the Closing, to pay to PCI (on behalf of the Vendor) the Purchase Price, less the Deposit, plus accrued interest thereon, paid by the Purchaser pursuant to Section 2.4, which shall be adjusted:

        (a) at Closing, on an interim basis in the manner set forth in Sections 2.3(a), 2.3(b) and 2.3(d)(i); and

        (b) after Closing, in the manner set forth in Section 2.3(c) and the other remaining provisions of Section 2.3.

        The Purchase Price shall additionally include simple interest on the amount of Purchase Price (less the Deposit) plus or minus the adjustments pursuant to Section 2.3, at a rate equal to the Prime Rate minus 2%, which interest shall accrue from and including the Effective Date until the Closing Date. The Purchase Price shall be allocated for all purposes as follows: (i) to the PCI Shares, an amount equal to 91.2514% of such amount (the "PCI Share Consideration"); and (ii) to the PAC Shares, an amount equal to 8.7486% of such amount (the "PAC Share Consideration").

2.3     ADJUSTMENTS TO THE PURCHASE PRICE

        (a) Calculation of Adjustment at Closing: The Purchase Price shall be increased or decreased on a dollar for dollar basis by the amount by which the Adjusted Working Capital as of the Effective Date is greater or less than "nil". If the Adjusted Working
                Capital:

                (i) exceeds "nil", the Purchase Price shall be increased by the amount of such excess; or

                (ii) is less than "nil", the Purchase Price shall be decreased by the amount of such shortfall.

        (b) Calculation of Tax Pool Adjustment at Closing: The Purchase Price shall, without duplicating any adjustments calculated pursuant to Section 2.3(a), be decreased by an amount equal to $0.10 for every $1.00 by which the aggregate Resource Pools of the Purchased Entities is exceeded by $42,645,000 as at the Effective Date (the "Resource Pool Adjustment Amount"). If the Resource Pool Adjustment Amount is negative, the Purchase Price shall be decreased by such amount.

        (c) Calculation of Adjustment after Closing: The adjustments to the Purchase Price as provided in Sections 2.3(a) and 2.3(b) shall be calculated and paid on the Closing Date based on the Effective Date Working Capital Statement. Such adjustments to the Purchase Price shall be recalculated and paid based on the final

        Effective Date Working Capital Statement as contemplated in Section 2.3(i). Any amounts payable by the Purchaser or the Vendor, as applicable, based on the final Effective Date Working Capital Statement shall be adjusted to give credit for adjustments paid on the Closing Date pursuant to Sections 2.3(a) and 2.3(b).

        (d)     Effective Date Working Capital Statement:

                (i) The Effective Date Working Capital Statement shall be used by the Vendor and the Purchaser for the purposes of initially determining the Adjusted Working Capital, subject to the adjustments after the Closing Date in accordance with the remaining provisions of this Section
                        2.3. No later than 5 days prior to the Closing Date, the Vendor shall prepare and deliver to the Purchaser an interim Effective Date Working Capital Statement. The Vendor shall consult with the Purchaser during the preparation of such statement.

                (ii) Within 120 days after the Closing Date, the Vendor shall prepare and deliver to the Purchaser a final Effective Date Working Capital Statement. The Purchaser shall provide, or cause to be provided, to the Vendor and its agents full access to the relevant records of the Purchased Entities to aid in the preparation of such Statement. The Vendor shall provide to the Purchaser the right to review the Effective Date Working Capital Statement and full access to the working papers of the Vendor to aid in such review.

                (iii) Any receipts in respect of the items listed on the Disclosure Schedule received after settlement pursuant to the Effective Date Working Capital Statement and which relate to matters which accrued to or for the benefit of a Purchased Entity prior to the Effective Date shall be received by the Purchaser and the Purchased Entities, as applicable, in trust for the use and benefit of the Vendor and shall be promptly paid over to the Vendor.

        (e) Purchaser's Objections: If the Purchaser, acting reasonably, believes that any change is required to be made to the final Effective Date Working Capital Statement as prepared by the Vendor, it shall, on or before that date (the "Objection Date") which is 10 Business Days after the delivery of the Effective Date Working Capital Statement by the Vendor pursuant to Section 2.3(d)(ii), give written notice of any such proposed change, including the reason for such change, to the Vendor. In the event that the Purchaser does not notify the Vendor of any proposed change on or before the Objection Date, then the Purchaser shall be deemed to have accepted the final Effective Date Working Capital Statement.

        (f) Settlement by Accounting Firm: If the Purchaser gives written notice of any such proposed change on or before the Objection Date, and if the proposed change is disputed by the Vendor and the Purchaser and the Vendor fail to resolve such matter within 10 Business Days after the Objection Date, then the Accounting

                Firm shall be engaged forthwith by the Purchaser and the Vendor to resolve the dispute that cannot be agreed upon and the Accounting Firm shall be required to render its decision without qualifications, other than the usual qualifications relating to engagements of this nature, within 14 days after the dispute is referred to it. If the Purchaser and the Vendor fail to so forthwith jointly engage the Accounting Firm, then either Party, on behalf of itself and the other Parties, is hereby authorized to so forthwith engage the Accounting Firm. The decision of the Accounting Firm shall be final and binding. The fees and expenses of the Accounting Firm shall be shared, one half to the Vendor and one half to the Purchaser.

        (g) Settlement by Arbitrator: In the event that the Accounting Firm cannot or will not make a decision in the manner provided above, the Purchaser and the Vendor shall refer such matter to Ernst & Young, LLP (the "Arbitrator") to arbitrate the dispute as a single arbitrator in accordance with the Arbitration Act (Alberta) within 60 days after the Objection Date. If the Purchaser and the Vendor fail to refer such matter to the Arbitrator within such 60 day period, then any one Party, on behalf of itself and the other Parties, is hereby authorized to so engage the Arbitrator, or failing which, a judge of the Court of Queen's Bench (Calgary) shall direct the Purchaser and the Vendor to arbitrate this dispute in accordance herewith. The decision of the Arbitrator with respect to any matter in dispute (including as to all procedural matters) shall be final and binding on the Vendor and the Purchaser and shall not be subject to appeal by either Party. The fees and expenses of the Arbitrator shall be shared, one half to the Vendor and one half to the Purchaser.

        (h) Amendments to Effective Date Working Capital Statement: Upon agreement with respect to all matters in dispute, or upon a decision of the Accounting Firm or the Arbitrator with respect to all matters in dispute, such amendments shall be made to the Effective Date Working Capital Statement as may be necessary to reflect such agreement or such decision, as the case may be. In such event, references in this Agreement to the Effective Date Working Capital Statement shall refer to the Effective Date Working Capital Statement, as so amended.

        (i) Final Effective Date Working Capital Statement: Payment of any adjustment in the Purchase Price as a result of the final Effective Date Working Capital Statement shall be made by the Vendor to the Purchaser or by the Purchaser to the Vendor, as the case may be, together with interest at the rate specified in
                Section 2.5 calculated from the Closing Date to the date of payment, within 10 Business Days after the delivery of the Effective Date Working Capital Statement, pursuant to Section 2.3(c) or 2.3(h), as applicable; provided that, in the event there is an objection to the Effective Date Working Capital Statement by the Purchaser pursuant to Section 2.3(e) which is resolved pursuant to Section 2.3(f) and/or Section 2.3(g), then, payment of the disputed portion or any part thereof, if any, of any adjustment in the Purchase Price shall be made by the Vendor to the

                Purchaser or by the Purchaser to the Vendor, as the case may be, together with interest at the rate specified in Section 2.6 calculated from the Closing Date to the date of payment or repayment, within 5 Business Days after the disputed portion has been agreed upon by the Purchaser and the Vendor or determined by the Accounting Firm or Arbitrator as provided herein.

2.4     DEPOSIT

        Concurrent with the execution and delivery of this Agreement (i) the Purchaser shall pay the Deposit to the Escrow Agent, and (ii) the Purchaser, the Vendor and the Escrow Agent shall enter into the Escrow Agreement whereupon the Escrow Agent shall receive and hold the Deposit pursuant to the terms of the Escrow Agreement. The Escrow Agent shall invest the Deposit in an interest bearing trust account until Closing. In the event Closing does not occur, the Deposit and interest earned thereon shall be paid to the Party ultimately entitled to the Deposit pursuant to Section 7.3. If Closing occurs, the Deposit and interest earned thereon shall be paid to the Vendor as a partial payment of the Purchase Price.

2.5     ADJUSTMENT HOLDBACK AMOUNT

        (a) The Purchaser shall retain from the Purchase Price otherwise payable on the Closing Date an amount equal to the Adjustment Holdback Amount. The Adjustment Holdback Amount shall, on the Closing Date, be paid by the Purchaser to the Escrow Agent whereupon the Escrow Agent shall receive and hold the Adjustment Holdback Amount pursuant to the terms of the Holdback Agreement. The Escrow Agent shall invest the Adjustment Holdback Amount in an interest bearing trust account. The Purchaser shall pay all costs of the Escrow Agent.

        (b)     The Adjustment Holdback Amount shall be released as follows:

                (i) If the Purchaser does not give a written notice to the Vendor on or before the Objection Date as contemplated in Section 2.3(e), then the Vendor and the Purchaser shall forthwith prepare, sign and deliver a joint notice to the Escrow Agent directing the Escrow Agent to release the Adjustment Holdback Amount, plus accrued interest thereon, to the Vendor on account of the Purchase Price, whereupon the Escrow Agent shall, subject to Section 2.7(d), so release such amount to the Vendor;

                (ii) If the Purchaser gives a written notice to the Vendor on or before the Objection Date as contemplated in Section 2.3(e), then:

                        (A) the amount which is the subject of the written notice and which is not more than the Adjustment Holdback Amount (the "Disputed Amount") shall continue to be held in trust by the Escrow Agent pending the resolution of the objection pursuant to Sections 2.3(f) or 2.3(g). Within 5 Business Days after the portion of the Disputed Amount has been agreed upon by the Purchaser and the Vendor or determined by the Accounting Firm or Arbitrator (the "Agreed Amount"):

                                (I)     the Vendor and the Purchaser shall
                                        forthwith prepare, sign and deliver a
                                        joint notice to the Escrow Agent
                                        directing the Escrow Agent to release
                                        the Agreed Amount, plus accrued interest thereon, to the Party determined to be entitled thereto pursuant to Sections 2.3(f) or 2.3(g), whereupon such amount shall, subject to Section 2.7(d), be so released; and

                                (II) the Vendor and the Purchaser shall, if applicable, forthwith prepare, sign and deliver a joint notice to the Escrow Agent directing the Escrow Agent to release to the Vendor the amount, if any, plus accrued interest thereon, by which the Disputed Amount exceeds the Agreed Amount, whereupon such amount shall, subject to Section 2.7(d), be released to the Vendor by the Escrow Agent on account of the Purchase Price; and

                        (B) the Vendor and the Purchaser shall forthwith prepare, sign and deliver a joint notice to the Escrow Agent directing the Escrow Agent to release the amount, if any, plus accrued interest thereon, by which the Adjustment Holdback Amount exceeds the Disputed Amount, whereupon such amount shall, subject to Section 2.7(d), be released to the Vendor by the Escrow Agent on account of the Purchase Price.

                        For greater certainty, the Agreed Amount shall not exceed the Disputed Amount.

2.6     INTEREST ACCRUES ON AMOUNTS OWING

        Any amount owing to a Party by the other Party pursuant to any provision of this Agreement after Closing and remaining unpaid shall bear interest calculated daily and compounded monthly, from the day such amount was due to be paid until the day such amount was paid, at the Prime Rate regardless of whether such Party has given the other Party prior notice of the accrual of interest hereunder.

2.7     WITHHOLDING TAX

        (a)     The Purchaser and the Vendor acknowledge that, pursuant to
                Section 116 of the Tax Act, the Purchaser must withhold and remit to the Receiver General the prescribed percentage of the amount, if any, by which:

                (i) the PAC Share Consideration exceeds the certificate limit set out in a certificate of compliance (the "PAC Compliance Certificate") obtained by PAC for the purposes of Section 116 of the Tax Act in respect of the sale of the PAC Shares by PAC; and

                (ii) the PCI Share Consideration exceeds the certificate limit set out in a certificate of compliance (the "PCI Compliance Certificate") obtained by PCI for the purposes of Section 116 of the Tax Act in respect of the sale of the PCI Shares by PCI.

                The applications for the PAC Compliance Certificate and the PCI Compliance Certificate, along with any related correspondence, shall be provided to and approved by the Purchaser, acting reasonably.

        (b) If a PAC Compliance Certificate, in respect of the sale of the PAC Shares, is not delivered to the Purchaser by PAC at or prior to Closing, the Purchaser will pay the prescribed percentage of the PAC Share Consideration (the "PAC Withheld Amount") to the Escrow Agent, whereupon the Escrow Agent shall receive and hold the PAC Withheld Amount pursuant to the terms of the Escrow Agreement. The Escrow Agent shall invest the PAC Withheld Amount in an interest bearing trust account, and the PAC Withheld Amount shall be released by the Escrow Agent as follows:

                (i) If a PAC Compliance Certificate in respect of the sale of the PAC Shares is delivered to the Escrow Agent before 12:00 p.m. on the date which is 3 Business Days prior to the end of the month following the month which includes the Closing Date (the "Remittance Date") and the certificate limit of such PAC Compliance Certificate is not less than the PAC Share Consideration, then the PAC Withheld Amount shall be released to PCI (on behalf of PAC) on account of the PAC Share Consideration;

                (ii) If the Canada Customs and Revenue Agency (the "CCRA") indicates that payment of an amount (the "PAC Tax Amount") which is not more than the PAC Withheld Amount would allow the CCRA to issue a PAC Compliance Certificate meeting the criteria described in Section 2.7(b)(i), the Escrow Agent shall pay the PAC Tax Amount to the CCRA from the PAC Withheld Amount held in trust by it and, upon delivery of the relevant PAC Compliance Certificate to the Escrow Agent, the amount by which the PAC Withheld Amount exceeds the PAC Tax Amount shall be released to PCI (on behalf of PAC) on account of the PAC Share Consideration;

                (iii) If a PAC Compliance Certificate in respect of the sale of the PAC Shares is delivered to the Escrow Agent before 12:00 p.m. on the Remittance Date and the certificate limit of such PAC Compliance Certificate is less than the PAC Share Consideration then that portion of the PAC Withheld

                        Amount which is equal to 25% of the certificate limit shall be released to PCI (on behalf of PAC) on account of the PAC Share Consideration; and

                (iv) Any funds held in trust on account of the PAC Withheld Amount by the Escrow Agent which are not paid or payable pursuant to Sections 2.7(b)(i), 2.7(b)(ii) and 2.7(b)(iii) by 12:00 p.m. on the Remittance Date shall be remitted by the Escrow Agent to the CCRA pursuant to
                        Section 116 of the Tax Act.

                All interest earned on the PAC Withheld Amount shall be paid to PCI (on behalf of PAC), net of all applicable withholdings, which shall be remitted by the Escrow Agent to the CCRA in accordance with Applicable Law.

        (c) If a PCI Compliance Certificate, in respect of the sale of the PCI Shares, is not delivered to the Purchaser by PCI at or prior to Closing, the Purchaser will pay the prescribed percentage of the PCI Share Consideration (the "PCI Withheld Amount") to the Escrow Agent, whereupon the Escrow Agent shall receive and hold the PCI Withheld Amount pursuant to the terms of the Escrow Agreement. The Escrow Agent shall invest the PCI Withheld Amount in an interest bearing trust account, and the PCI Withheld Amount shall be released by the Escrow Agent as follows:

                (i) If a PCI Compliance Certificate in respect of the sale of the PCI Shares is delivered to the Escrow Agent before 12:00 p.m. on the Remittance Date and the certificate limit of such PCI Compliance Certificate is not less than the PCI Share Consideration, then the PCI Withheld Amount shall be released to PCI on account of the PCI Share Consideration;

                (ii) If the CCRA indicates that payment of an amount (the "PCI Tax Amount") which is not more than the PCI Withheld Amount would allow the CCRA to issue a PCI Compliance Certificate meeting the criteria described in
                        Section 2.7(c)(i), the Escrow Agent shall pay the PCI Tax Amount to the CCRA from the PCI Withheld Amount held in trust by it and, upon delivery of the relevant PCI Compliance Certificate to the Escrow Agent, the amount by which the PCI Withheld Amount exceeds the PCI Tax Amount shall be released to PCI on account of the PCI Share Consideration;

                (iii) If a PCI Compliance Certificate in respect of the sale of the PCI Shares is delivered to the Escrow Agent before 12:00 p.m. on the Remittance Date and the certificate limit of such PCI Compliance Certificate is less than the PCI Share Consideration then that portion of the PCI Withheld Amount which is equal to 25% of the certificate limit shall be released to PCI on account of the PCI Share Consideration; and

                (iv) Any funds held in trust on account of the PCI Withheld Amount by the Escrow Agent which are not paid or payable pursuant to Sections 2.7(c)(i), 2.7(c)(ii) and 2.7(c)(iii) by 12:00 p.m. on the Remittance Date shall be remitted by the Escrow Agent to the CCRA pursuant to
                        Section 116 of the Tax Act.

                All interest earned on the PCI Withheld Amount shall be paid to PCI, net of all applicable withholdings, which shall be remitted by the Escrow Agent to the CCRA in accordance with Applicable Law.

        (d) To the extent any Purchase Price is, pursuant to the provisions hereof, payable by the Purchaser to the Vendor after Closing, then Purchaser and the Vendor acknowledge and agree that Section 2.7(a), 2.7(b) and 2.7(c) (as applicable) shall apply mutatis mutandis in respect of such payment, except that the "Remittance Date", shall for the purposes of this Section 2.7(d), mean 12:00 p.m. on the date which is 3 Business Days prior to the end of the month following the month which includes the date in which such additional Purchase Price becomes payable.

2.8     MANNER OF PAYMENT

        All payments to be made by the Vendor to the Purchaser pursuant hereto shall be made by certified cheque, bank draft or wire transfer in immediately available funds. All payments to be made by the Purchaser to the Vendor pursuant hereto shall be made by wire transfer in immediately available funds to the following account of PCI:

                      [Omitted - Confidential Information]

                                    ARTICLE 3
                                     CLOSING

3.1     PLACE AND CLOSING TIME

        Unless otherwise agreed in writing by the Parties, Closing shall take place at the Closing Time at the Place of Closing on the Closing Date.

3.2     DELIVERIES AT CLOSING

        (a)     Vendor Deliveries:

                At Closing, the Vendor shall deliver or shall cause to be delivered the following to the Purchaser:

                (i) certificate(s) representing the Purchased Shares, accompanied by stock transfer powers duly executed in blank or duly executed instruments of transfer, and any other documents necessary to transfer to the Purchaser title to the Purchased Shares;

                (ii) original share books, share ledgers and minute books and corporate seals of the Purchased Corporations;

                (iii)   original minute books of the PCC Limited Partnership;

                (iv) all books, records, files, reports, data and documents pertaining to the Purchased Entities and in the possession or control of the Purchased Entities, the Vendor or the Manager, including any related to (A) the PNG Assets described in items (i), (iii), (v) and (vi) of the definition of Miscellaneous Interests, and (B) the Title and Operating Documents, but excluding all Proprietary Information;

                (v) a certified copy of a resolution of the board of directors of PCI which resolution authorizes the execution and delivery of this Agreement and the completion of the sale of the PCI Shares and the other transactions contemplated by this Agreement;

                (vi) a certified copy of a resolution of the board of directors of PAC which resolution authorizes the execution and delivery of this Agreement and the completion of the sale of the PAC Shares and the other transactions contemplated by this Agreement;

                (vii) a certified copy of a resolution of the board of directors of PEC authorizing the transfer of all of the issued and outstanding Shares of PEC to the Purchaser as contemplated by this Agreement;

                (viii) a certified copy of a resolution of the board of directors of PEI authorizing the transfer of all of the issued and outstanding Shares of PEI from the Vendor to the Purchaser as contemplated by this Agreement;

                (ix) a certified copy of a resolution of the shareholders of PEI authorizing the sale of all of the PNG Assets of PEI to the PCC Limited Partnership pursuant to the PEI Contribution Agreement;

                (x) a certified copy of a resolution of the shareholders of PEC authorizing the sale of all of the PNG Assets of PEC to the PCC Limited Partnership pursuant to the PEC Contribution Agreement;

                (xi) all third Person consents required in respect of the sale of the PNG Assets of PEI to the PCC Limited Partnership;

                (xii) all third Person consents required in respect of the sale of all of the issued and outstanding shares of PEI held by PCI to the Purchaser;

                (xiii) original executed copies of the PEI Contribution Agreement and the PEC Contribution Agreement for the conveyance of all of the respective PNG Assets of PEI and PEC to the PCC Limited Partnership;

                (xiv) original executed copies of the Assumption of Liabilities Agreement;

                (xv) signed copies of all agreements and resolutions entered into by the Purchased Corporations or their directors in connection with the declaration of dividends payable in stock and cash and the conversion of the debt of PEC held by PCI and/or PAC to equity, as disclosed in the Disclosure Schedule;

                (xvi) certificates of status from appropriate authorities, dated as of or about the Closing Date, as to the legal existence of the Vendor and the Purchased Entities and qualification to do business in the jurisdiction in which each of such entities is organized;

                (xvii) resignations of all directors and officers of each Purchased Corporation;

                (xviii) a release:

                        (A)     in the form attached as Schedule
                                3.2(a)(xviii)(A), from each Purchased
                                Corporation of its directors and officers of and from any indebtedness or liability owed by the directors and officers of each Purchased Corporation to such Purchased Corporation; and

                        (B)     in the form attached as Schedule
                                3.2(a)(xviii)(B), from each director or officer of each Purchased Corporation, of and from any indebtedness, liability or claim owed by such Purchased Corporation to such director or officer;

                (xix) a release in respect of the Management Agreement, in the form attached as Schedule 3.2(a)(xix), executed by Kaiser-Francis and PCI;

                (xx) an original copy of the Canadian Management Agreement, executed by the Manager;

                (xxi) a release, signed by the Bank, of all liability of PEI and PEC under the Credit Facility (including in respect of the payment of the principal amount thereof and interest accrued thereon) and of all liens on the assets of PEI and PEC arising pursuant to the Credit Facility, all satisfactory to the Purchaser;

                (xxii)  a Letter of Credit in the amount of the LC Amount;

                (xxiii) the certificates and other documents required by Section
                        6.1;

                (xxiv) any PAC Compliance Certificates and PCI Compliance Certificates obtained by the Vendor in accordance with
                        Section 2.7;

                (xxv) an irrevocable direction to the Escrow Agent to release the Deposit and all interest earned thereon as partial payment of the Purchase Price payable pursuant to
                        Section 2.2;

                (xxvi)  a receipt for the Purchase Price;

                (xxvii) an opinion of Vendor's Counsel, in form and substance satisfactory to the Vendor and the Purchaser;

                (xxviii)the Holdback Agreement; and

                (xxix) such other documents required to be delivered by the Vendor at the Closing pursuant to this Agreement.

        (b)     Purchaser Deliveries:

                At Closing, the Purchaser shall deliver, or cause to be delivered, the following to:

                (i) the Vendor, an irrevocable direction to the Escrow Agent to release the Deposit and all interest earned thereon as a partial payment of the Purchase Price payable pursuant to Section 2.2(a);

                (ii) PCI, on behalf of the Vendor, the Purchase Price payable pursuant to Section 2.2, less the Deposit, the Adjustment Holdback Amount and, if applicable pursuant to Section 2.7, the PAC Withheld Amount and/or the PCI Withheld Amount;

                (iii) a certificate of status from the appropriate authority, dated as of or about the Closing Date, as to the legal existence of the Purchaser and qualification to do business in the jurisdiction in which such entity is organized;

                (iv) an opinion of Purchaser's Counsel, in form and substance satisfactory to the Vendor and the Purchaser;

                (v)     the Escrow Agent, the Adjustment Holdback Amount;

                (vi) the Escrow Agent, the PAC Withheld Amount and/or the PCI Withheld Amount, if required pursuant to Section 2.7;

                (vii) the Vendor, an original copy of the Management Agreement signed by 1022700 Alberta Ltd.;

                (viii) the Vendor, the certificates and other documents required by Section 6.2;

                (ix)    the Vendor and the Escrow Agent, the Holdback Agreement;
                        and

                (x) the Vendor, such other documents required to be delivered by the Purchaser at Closing pursuant to this Agreement.

                                    ARTICLE 4
                                 INTERIM PERIOD

4.1     ACCESS

        (a) The Vendor shall and shall cause the Purchased Entities, directly or indirectly (through the activities of the Manager pursuant to the Management Agreement), to furnish to the Purchaser and its authorized representatives reasonable access during the Interim Period, during normal business hours, to the Purchased Entities' properties, books and records (including the PNG Assets) and will cause the Purchased Entities, directly or indirectly (through the activities of the Manager pursuant to the Management Agreement), to furnish to the Purchaser such additional financial and operating data and other information as it may reasonably request.

        (b) The access afforded to the Purchaser and its representatives pursuant to Section 4.1(a) shall include:

                (i) access to the Purchased Entities' records, files, reports, title opinions or title reports, if any, data and documents directly or indirectly relating to the PNG Assets at the offices of Kaiser Energy, Ltd. in Calgary, Alberta and the offices of Kaiser-Francis Oil Company in Tulsa, Oklahoma, during normal business hours, for the purpose of the Purchaser's review of the PNG Assets and the title of the Purchased Entities thereto, including:

                        (A) all operating, technical, financial and environmental data and information and the Title and Operating Documents; and

                        (B)     the PNG Assets described in items (i), (ii),
                                (iii), (vi), (vii) and (viii) of the definition of Miscellaneous Interests;

                (ii) a reasonable opportunity to conduct a physical inspection of the PNG Assets (including the Wells, Tangibles and surface areas included therein or associated therewith) at the Purchaser's sole cost, risk and expense, insofar as the Vendor can cause the Purchased Entities or, pursuant to the Title and Operating Documents, any third party to reasonably provide such access to the PNG Assets; and

                (iii) access to the Purchased Entities' minute books, books of account, Tax records and technology;

                provided that access to all such information and data described in this Section 4.1(b) shall be subject to the restrictions described in Section 4.1(a).

4.2     MAINTENANCE OF BUSINESS AND PNG ASSETS

        Except as contemplated herein or as otherwise consented to by the Purchaser in writing during the Interim Period (which consent shall not be unreasonably withheld) and, subject to Section 4.6, the Vendor shall (having regard to the terms and provisions of the Title and Operating Documents and to the nature of the Purchased Entities' interest in the PNG Assets) cause the Purchased Entities, directly or indirectly (through the activities of the Manager pursuant to the Management Agreement) to:

        (a) conduct their activities and operations in the ordinary and usual course of their business; and

        (b) operate, maintain and effect repairs to the PNG Assets in a proper and prudent manner in accordance with generally accepted oil and gas industry practices, and in compliance with the Title and Operating Documents and Applicable Law.

4.3     CERTAIN RESTRICTIONS

        Except as contemplated herein and subject to Section 4.6, without first obtaining the written consent of the Purchaser (which consent will not be unreasonably withheld), during the Interim Period, the Vendor shall ensure that the Purchased Entities, directly or indirectly (through the activities of the manager pursuant to the Management Agreement), will not:

        (a) make or commit any single capital or extraordinary expenditure in excess of $100,000 (except in the event of a catastrophe or other event endangering life or property);

        (b) issue, sell, lease, pledge, dispose of, grant, encumber, or authorize the issuance, sale, lease, pledge, disposition, grant or encumbrance of any assets or properties whether now or hereafter acquired, except for Permitted Encumbrances, except for sales of Petroleum Substances in the ordinary course of business, except for matters which would have a Financial Impact on a Purchased Entity of less than $100,000 and except for the contribution and conveyance of the PNG Assets of PEI and PEC as contemplated in the PEI Contribution Agreement and PEC Contribution Agreement, respectively;

        (c) amalgamate with, merge into or with or otherwise consolidate with any other Person or acquire all of the business or assets of any Person;

        (d) make loans to any Person or incur any indebtedness for borrowed money or issue, deliver or sell or propose the issuance, delivery or sale of any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind or issue or issue or authorize issuance of any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligation of any Person;

        (e) hire an employee, increase the compensation paid to, or amend or implement any termination or severance arrangements with any director, officer, agent, independent contractor or employee;

        (f) other than the declaration of the dividends payable in stock and cash and the conversion of debt of PEC held by PCI and/or PAC to equity, each as disclosed in the Disclosure Schedule, declare, set aside or pay any dividends, or make any distributions (whether in cash, stock or property) in respect of its stock or partnership interests (as the case may be) whether now or hereafter outstanding, or split, combine or reclassify any of its capital stock or partnership interests (as the case may be) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or for its partnership interests (as the case may be), or repurchase, redeem or otherwise acquire any shares of its stock or partnership interest (as the case may be);

        (g)     amend its articles, by-laws or other constating documents;

        (h) make any payment to or incur any obligation of any kind or nature to PCI, PAC or any Affiliate of PCI or PAC or any director or officer of the foregoing except in the ordinary course of business consistent with past practices;

        (i) take any action that will result in a change in the composition of the board of directors of the Purchased Corporations, subject to an exception in the case of the death or resignation or disqualification of a director;

        (j) change accounting policies or practices (including any change in depreciation or amortization practices), except as required under GAAP;

        (k) propose or initiate the exercise of any right (including bidding rights at Crown sales, rights under area of mutual interest provisions and rights of first refusal) or option relative to, or arising as a result of the ownership of, any of the PNG Assets, or propose or initiate any operations on the Lands which have not commenced or have not been committed to by a Purchased Entity or by the Manager on their behalf as of the commencement of the Interim Period, if such exercise or option would result in a financial obligation of a Purchased Entity, after the commencement of the Interim Period, in excess of $100,000;

        (l) resign as operator or issue any notice of its intention to resign as operator, of any of the Lands, Tangibles or the Petroleum and Natural Gas Rights;

        (m) purchase any securities (within the meaning of the Securities Act (Alberta)) of any Person; or

        (n) enter into or amend a contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 4.3, subject to any of the thresholds or limitations specified therein.

4.4     INTERIM OPERATIONS-MAINTENANCE OF ASSETS

        During the Interim Period, the Vendor will cause the Purchased Entities, directly or indirectly (through the activities of the Manager pursuant to the Management Agreement), to:

        (a) unless consented to in writing by the Purchaser, refrain from amending or agreeing to amend in any material respect or terminating any of the Material Contracts or the agreements required to be disclosed on the Disclosure Schedule pursuant to Sections 5.1(ww) and 5.1(yy) prior to the expiration thereof or, except in the ordinary course of business, any of the Title and Operating Documents;

        (b) unless consented to in writing by the Purchaser, refrain from entering into any new material agreement respecting the PNG Assets which would have a Financial Impact on a Purchased Entity of more than $100,000;

        (c) unless consented to in writing by the Purchaser, refrain from surrendering or abandoning or allowing to expire any of the PNG Assets except in the ordinary course of business;

        (d) pay or cause to be paid all costs and expenses relating to the PNG Assets which become due during the Interim Period;

        (e) perform and comply with all covenants and conditions contained in the Material Contracts, the agreements required to be disclosed on the Disclosure Schedule pursuant to Sections 5.1(ww) and 5.1(yy) and in any other agreements and documents (including the Title and Operating Documents) to which the PNG Assets are subject; and

        (f) continue in force all existing policies of insurance or renewals thereof presently maintained by each Purchased Entity, take out any additional insurance as may be reasonably requested by the Purchaser, at the sole expense of the Purchaser, and give all notices and present all claims under all policies of insurance in a due and timely fashion.

4.5     PROPOSALS FOR DEALINGS OR OPERATIONS RE PNG ASSETS

        Subject to Section 4.6, if a Purchased Entity, directly or indirectly (through the activities of the Manager pursuant to the Management Agreement), receives notice of proposed operations, or the exercise of any right or option, respecting the PNG Assets from a third party during the Interim Period in circumstances in which such operation or the exercise of such right or option would require the consent of the Purchaser pursuant to Sections

        4.3 or 4.4, the following paragraphs shall apply to such operation or the exercise of such right or option (the "Proposal"):

        (a) The Vendor shall cause the applicable Purchased Entity to, directly or indirectly (through the activities of the Manager pursuant to the Management Agreement), give prompt notice of the Proposal to the Purchaser, including with such notice the particulars of such Proposal in reasonable detail, and whether the applicable Purchased Entity recommends the exercise of its rights with respect to the Proposal.

        (b) The Purchaser shall, not later than (i) 4 Business Days prior to the time the applicable Purchased Entity is required to make its election with respect to the Proposal or (ii) one half of the time remaining for an election with respect to the Proposal, whichever is greater (the "Election Time"), advise the Vendor and the applicable Purchased Entity, by written notice, whether it wishes the applicable Purchased Entity to exercise its rights with respect to the Proposal, provided that failure of the Purchaser to provide such notice within such period shall be deemed to be an election by the Purchaser to have the applicable Purchased Entity proceed with its recommendation with respect to the Proposal as specified in the notice delivered pursuant to
                Section 4.5(a).

        (c) The Vendor shall cause the applicable Purchased Entity to, directly or indirectly (through the activities of the Manager pursuant to the Management Agreement), make the election requested by the Purchaser with respect to the Proposal within the period during which the applicable Purchased Entity may respond to the Proposal.

        (d) A request by the Purchaser not to consent to any Proposal required to preserve the existence of any of the PNG Assets shall not entitle the Purchaser to any reduction of the Purchase Price in the event that the Purchased Entity's interest therein is terminated or reduced as a result of thereof, and such termination or reduction shall be deemed to be a Permitted Encumbrance and shall not constitute a failure of the Vendor's representations and warranties pertaining to such PNG Assets.

4.6     EXISTING AUTHORIZATIONS FOR EXPENDITURE

        Notwithstanding the preceding provisions of this Article 4, a Purchased Entity shall be entitled to conduct those activities and operations arising out of or incidental to the authorizations for expenditures ("AFE's") existing and effective as of the Signing Date, which AFE's have been listed on Schedule 4.6.

4.7     INSURANCE

        The Purchaser acknowledges that the Vendor maintains in favour of the Purchased Entities, or causes the Purchased Entities to, directly or indirectly (through the activities of the Manager pursuant to the Management Agreement), maintain, adequate policies of insurance and surety bonds. The Vendor will or will cause the Purchased Entities to, directly or indirectly (through the activities of the Manager pursuant to the Management Agreement), maintain such existing policies of insurance and surety bonds until 11:59 p.m. on the Closing Date. Thereafter the Purchaser will or will cause the Purchased Entities to procure and maintain any and all policies of insurance as the Purchaser or the Purchased Entities, at its or their respective cost and expense, deem advisable. All risk of loss with respect to the Purchased Entities or the PNG Assets or other properties of the Purchased Entities shall pass to the Purchaser upon completion of Closing. After the Closing Date the Vendor shall have no further responsibility or duty to administer, in any fashion, claims under any insurance policies.

4.8     PURCHASER'S OR AFFILIATE DISTRIBUTION OF SECURITIES

        The Vendor hereby consents to the disclosure by Enerplus Resources Fund, the Purchaser or an Affiliate of such entities in a prospectus, offering memorandum or other offering or disclosure document of such Persons of the information concerning:

        (a) PCI, PAC and the Purchased Entities and such other information as is set forth in Schedule 4.8;

        (b)     the PNG Assets;

        (c)     the terms of and transactions contemplated by this Agreement;
                and

        (d)     the Financial Statements.

        The consent granted by this Section shall not constitute a representation or warranty as to the accuracy or completeness of the foregoing information.

                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF PARTIES

5.1     VENDOR'S REPRESENTATIONS AND WARRANTIES

        The Vendor represents and warrants to the Purchaser that:

        CONCERNING THE VENDOR AND THE PURCHASED ENTITIES

        (a)     Standing - Vendor, PEC and PEI: PCI, PAC and each Purchased
                Corporation:

                (i) is a corporation duly organized, validly existing and up to date with all of its corporate filings under the laws of its constating jurisdiction;

                (ii) has all necessary corporate power and authority to own or lease its properties and assets (which, at Signing Date, in the case of Purchased Corporations, includes the PNG Assets) and to carry on its business as now being conducted; and

                (iii) is duly qualified to own or lease its properties and assets (which, at Signing Date, in the case of Purchased Corporations, includes the PNG Assets) and to carry on its business and is up to date with all of its corporate filings required to be made in each jurisdiction in which the nature of the business conducted by it or the character of the properties and assets owned or leased by it makes such qualification necessary.

        (b)     Standing - PCC Limited Partnership: The PCC Limited Partnership:

                (i) is a limited partnership duly organized, validly existing and up to date with all of its filings under the laws of its constating jurisdiction;

                (ii) has all necessary power and authority to own or lease its properties and assets (which, at the Closing Date, includes the PNG Assets) and to carry on its business as now being conducted; and

                (iii) is duly qualified to own or lease its properties and assets (which, at the Closing Date includes the PNG Assets) and to carry on its business and is up to date with all of its filings required to be made in each jurisdiction in which the nature of the business conducted by it or the character of the properties and assets owned or leased by it makes such qualification necessary.

        (c) Requisite Authority: Each of PCI and PAC has the requisite corporate capacity, power and authority to execute this Agreement and each of PCI, PAC and the Purchased Entities has the requisite corporate or other capacity, power and authority to execute the other agreements and documents required to be delivered by it pursuant hereto and to perform the obligations to which it thereby becomes subject.

        (d) Authorization And Enforceability: Each of PCI and PAC has taken all necessary corporate actions to authorize the execution, delivery and performance of this Agreement, and the other agreements and documents required to be delivered by it pursuant hereto, including the sale of the PCI Shares by PCI and the sale of the PAC Shares by PAC in accordance with the provisions of this Agreement. Each Purchased Corporation has taken all necessary corporate action to authorize the execution, delivery and performance of those agreements and documents required to be delivered by it pursuant hereto and to authorize the transfer and assignment of the Purchased Shares to the Purchaser in accordance with the provisions of this Agreement. The PCC Limited Partnership has taken all necessary actions to authorize the execution, delivery and performance of those agreements and documents required to be delivered by it pursuant hereto. This Agreement has been duly executed and delivered by each of PCI and PAC and this Agreement constitutes, and all other documents executed and delivered on behalf of PCI, PAC and a Purchased Entity pursuant hereto shall, when executed and delivered, constitute, valid and binding obligations of PCI, PAC and such Purchased Entity enforceable in accordance with their respective terms and conditions, subject to the qualification that such enforceability may be subject to (i) bankruptcy, insolvency, fraudulent preference, reorganization or other laws affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law).

        (e) No Conflict: The execution and delivery of this Agreement and the completion of the sale of the Purchased Shares to the Purchaser in accordance with the terms of this Agreement are not and will not be in material violation or breach of, or be in material conflict with or require any material consent, authorization or approval under:

                (i) any term or provision of the constating documents of PCI, PAC or a Purchased Entity other than any thereof which have been obtained prior to the Signing Date or will be obtained prior to the Closing Date;

                (ii) other than the Title and Operating Documents, any permit or other governmental authorization to which one or more of PCI, PAC and a Purchased Entity are a party or by which one or more of PCI, PAC and a Purchased Entity are bound; or

                (iii) any Applicable Law (except for approvals required under the Competition Act) or any judicial order, award, judgement or decree applicable to one or more of PCI, PAC, a Purchased Entity, the Petroleum and Natural Gas Rights, the Tangibles and the Purchased Shares.

        (f) Private Companies: Each Purchased Corporation is not a "reporting issuer" under relevant securities legislation or a "distributing corporation" under relevant corporate legislation.

        (g) Residency For Tax Purposes: Each of PCI and PAC is a non-resident of Canada within the meaning of the Tax Act.

        (h) GST Registrant: The PCC Limited Partnership is a registrant for the purposes of the Excise Tax Act (Canada) and will be a registrant at the time it acquires the PNG Assets. The GST registration number of the PCC Limited Partnership is [omitted - confidential information].

        (i)     Authorized and Issued Capital of the Purchased Corporations:

                (i) The authorized share capital of PEC consists of an unlimited number of common voting Shares, an unlimited number of common non-voting Shares and an unlimited number of first preferred Shares, of which 33,292,314.83 common voting Shares (forming part of the Purchased Shares) have been validly issued and are outstanding as fully paid and non-assessable Shares of PEC;

                (ii) All shares of PEC which may be issued upon the conversion of debt to equity by PCI prior to or at the Closing shall be PCI Shares, shall form part of the Purchased Shares and shall be, when issued, validly issued and fully paid and non-assessable Shares of PEC; and

                (iii) The authorized share capital of PEI consists of an unlimited number of common voting shares, of which
                        868.08 common voting Shares (together, forming part of the Purchased Shares) have been validly issued and are outstanding as fully paid and non-assessable shares of PEI.

        (j)     Title to Purchased Shares:

                (i) PCI is the registered and beneficial owner of all of the PCI Shares and has good and marketable title to the PCI Shares free and clear of all Security Interests except those of the Purchaser arising pursuant to this Agreement, and free and clear of any voting trusts, demands or claims by any Person whatsoever; and

                (ii) PAC is the registered and beneficial owner of all of the PAC Shares and has good and marketable title to the PAC Shares free and clear of all Security Interests except those of the Purchaser arising pursuant to this Agreement, and free and clear of any voting trusts, demands or claims by any Person whatsoever.

        (k) Subsidiaries: None of the Purchased Corporations have any Subsidiaries and no other (and no agreement to acquire any) equity or ownership interest in any Person, except that the PCC Limited Partnership is a subsidiary of the Purchased Corporations.

        (l) No Share Rights: Other than the Shares referred to in Section 5.1(j), no Person shall have any Share Right or other agreement, option or privilege (whether pre-emptive, contractual or otherwise) capable of becoming a Share Right and the execution, delivery and performance of this Agreement shall not give any Person other than the Purchaser any Share Right.

        (m) Minute Books: Except as it relates to transactions or matters arising from or contemplated in this Agreement, the minute book and share ledger of each Purchased Entity will be true and correct in all material respects and such minute books shall contain copies of all meetings of the directors and shareholders or partners (as applicable) of each Purchased Entity and all resolutions by consent (if any) of the directors and shareholders or partners (as applicable) of each Purchased Entity.

        (n) Partners of the PCC Limited Partnership: At all times since the formation of the PCC Limited Partnership, the only partners (limited or general) of the PCC Limited Partnership have been PEC and PEI.

        (o)     Partnership Interests Held:

                (i) PEC is the registered and beneficial owner of a 1% general partnership interest and 10,000 limited partnership units in the PCC Limited Partnership and, pursuant to the PEC Contribution Agreement, is entitled to and will receive an additional 73,900,740 limited partnership units on January 1, 2003, each free and clear of all Security Interests, burdens, profit interests, options, conversion privileges, restrictions, encumbrances or other adverse claims of any kind or character whatsoever.

                (ii) PEI is the registered and beneficial owner of 10,000 limited partnership units in the PCC Limited Partnership and, pursuant to the PEC Contribution Agreement, is entitled to and will receive an additional 89,078,800 limited partnership limits on January 1, 2003, each free and clear of all Security Interests, burdens, profit interests, options, conversion privileges, restrictions, encumbrances or other adverse claims of any kind or character whatsoever.

        (p)     No Partnership Interest Rights: Other than as specified in
                Section 5.1(o), no Person shall have any partnership interest or other agreement, option or privilege (whether pre-emptive, contractual or otherwise) capable of becoming a partnership interest in the PCC Limited Partnership and the execution, delivery and performance of this Agreement shall not give any Person other than the Purchaser of any right to a partnership interest in the PCC Limited Partnership.

        (q) Financial Statements: The Financial Statements fairly present the financial position of PCI and each Purchased Entity (as applicable) as at the respective dates thereof, as well as the results of operations and changes in financial position of PCI and each Purchased Entity (as applicable) for the periods covered thereby, as applicable, in accordance with GAAP consistently applied and the accounting policies set out in the notes to such Financial Statements; provided, however, that those Financial Statements which are unaudited omit footnotes and year-end adjustments.

        (r) No Undisclosed Liabilities: Except as set forth in the Disclosure Schedule, and except for:

                (i) liabilities which are disclosed or adequately provided for in the Financial Statements;

                (ii) liabilities incurred in the ordinary course of business of the Purchased Entities subsequent to September 30, 2002; and

                (iii) liabilities as a result of transactions contemplated by this Agreement;

                each Purchased Entity has no liabilities which would be required by GAAP to be disclosed in the financial statements of such Purchased Entity and which in the aggregate are material to the business, financial condition and results of operations of such Purchased Entity, taken as a whole.

        (s) Intellectual Property: Neither the Vendor nor any Purchased Entity has received, directly or indirectly (through the activities of the Manager pursuant to the Management Agreement), notice that the technology owned or used by such Purchased Entity infringes upon any patents, trade marks, trade secrets or copyrights owned by other Persons.

        (t) Bank Accounts: The Disclosure Schedule contains a complete and correct list of all bank accounts and safety deposit boxes maintained by the Purchased Entities.

        (u) Loans and Credit Facilities: Except as set forth on the Disclosure Schedule, the Purchased Entities have not entered into, or otherwise arranged for, any loans, operating lines of credit or other credit facilities or has outstanding any bonds, debentures, mortgages, notes or similar indebtedness for borrowed money or indebtedness in connection with capital or operating leases having a financial impact in excess of $100,000 or non-recourse project financing not disclosed in or provided for in the Financial Statements and the Purchased Entities are not obligated to create or issue any bonds, debentures, mortgages, notes or similar indebtedness for borrowed money or indebtedness in connection with capital or operating leases having a financial impact in excess of $100,000 or non-recourse project financing not disclosed in or provided for in the Financial Statements. The Disclosure Schedule contains an accurate and complete summary of all loans, operating lines of credit or other credit facilities, bonds, debentures, mortgages, notes or similar indebtedness of the Purchased Entities for borrowed money or indebtedness in connection with capital or operating leases having a financial impact in excess of $100,000 or non-recourse project financing not disclosed in or provided for in the Financial Statements. The only Security Interests granted or created by the Purchased Entities in connection with the foregoing indebtedness are those described in the Disclosure Schedule.

        (v) No Dividends or Fees: Other than as set forth on the Disclosure Schedule, since the Effective Date, the Purchased Entities have not:

                (i) declared, authorized, paid or made any dividend or other distribution to any shareholder or partner thereof which would have effect after the Effective Date; or

                (ii) paid or agreed to pay any corporate management fee other than as disclosed in the Financial Statements, or in the ordinary course of business and in accordance with past practice.

        (w) No Default: Neither the Vendor nor any Purchased Entity is in default under, and, to the knowledge of the Vendor, no condition exists that, with notice or lapse of time or both, would constitute a default under:

                (i) any loan agreement, evidence of indebtedness, or instrument granting a Security Interest to which such Purchased Entity is a party or by which such Purchased Entity or its assets (including the PNG Assets) are bound; or

                (ii) any judgment, order or injunction of any court, arbitrator or governmental agency,

                which default or potential default would reasonably be expected to affect materially and adversely the business, financial condition or results of operations of a Purchased Entity, taken as a whole.

        (x) Applicable Law: Neither the Vendor nor any Purchased Entity has, directly or indirectly (through the activities of the Manager pursuant to the Management Agreement), received nor delivered any written notices of non-compliance or alleged non-compliance of any provisions of Applicable Law, non-compliance with which would reasonably be expected to affect materially and adversely the business, financial condition or results of operations of a Purchased Entity, taken as a whole, and, to the Vendor's knowledge, no Purchased Entity is in default under nor does any condition exist that, with notice or lapse of time or both, would constitute a default or a violation of Applicable Law which such default or violation would reasonably be expected to affect materially and adversely the business, financial condition or results of operations of a Purchased Entity, taken as a whole.

        (y) Litigation: Except as set forth in the Disclosure Schedule, at the date hereof:

                (i) there are no actions, suits or other legal proceedings subsisting or, to the knowledge of the Vendor, threatened, in respect of a material aspect of the business of any Purchased Entity, against a Purchased Entity;

                (ii) no Purchased Entity has been charged with a material violation of, nor, to the knowledge of the Vendor, threatened with a charge of a material violation of, any Applicable Law relating to any material aspect of their respective businesses or assets; and

                (iii) the Purchased Entities have not commenced any litigation which will not, as at the Closing Date, be discontinued, on a without costs basis.

        (z) Taxes: The fiscal year end of the Purchased Corporations, for income tax purposes, is December 31 and the fiscal year end of the PCC Limited Partnership has not as of the Signing Date been set. The Purchased Corporations are taxable

                Canadian corporations and the PCC Limited Partnership is, and has been at all times, a Canadian partnership, for the purposes of the Tax Act. Except as set forth in the Disclosure Schedule:

                (i) the Purchased Entities have filed, or will prior to the Closing file, all Tax Returns required to be filed under Applicable Law prior to Closing;

                (ii) the Purchased Entities have, to the knowledge of the Vendor, made complete and accurate disclosure in such returns and in all materials accompanying such Tax Returns;

                (iii) the Purchased Entities have paid or accrued all Taxes due and payable under the Tax Returns referred to in
                        Section 5.1(z)(i);

                (iv) the Purchased Entities have paid all Tax assessments and reassessments and any penalties, interest, fines, governmental charges and other amounts which the relevant authority is entitled to collect from the Purchased Entities;

                (v) there are no actions, audits, assessments, reassessments, suits, proceedings, investigations or claims now subsisting against a Purchased Entity in respect of Taxes paid or payable affecting the business carried on by such Purchased Entity;

                (vi) there are no matters which are the subject of any agreement with any governmental authority relating to claims for additional Taxes which affect the business of a Purchased Entity nor, to the knowledge of the Vendor, are any such matters under discussion with such authorities;

                (vii) there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessments or reassessment of any Tax or the filing of any Tax Returns by, or the payment of any Tax by, or levy of any governmental charge against a Purchased Entity; and

                (viii) the Purchased Entities have withheld from each payment made by it the amount of all Taxes and other deductions required to be withheld therefrom and have paid all such amounts due and payable before the date hereof to the proper taxing or other authority within the time prescribed under Applicable Law.

        (aa) Futures Transactions: Except as set forth on the Disclosure Schedule, there are no Futures Transactions to which a Purchased Entity is a party or by which a Purchased Entity is bound, either as principal or surety.

        (bb) Absence of Certain Changes: Except as set forth in the Disclosure Schedule, since the Effective Date there has not been:

                (i) any material change by a Purchased Entity in accounting methods or principles which would be required to be disclosed under GAAP;

                (ii) any outstanding dividend payable, any declaration or payment of any dividend on, or any other distribution with respect to, the Shares of the Purchased Corporations or the partnership interest of the PCC Limited Partnership or any repurchase, redemption or other acquisition of any such Shares or partnership interests;

                (iii)   a grant of any power of attorney;

                (iv) other than as contemplated herein, a reduction in the Purchased Corporations' stated capital; and

                (v) authorized or paid, any bonus or similar payment not in the ordinary course of business to any officer or director of the Purchased Corporations.

        (cc) Certain Contracts, Agreements, Plans and Commitments: Other than in respect of the Title and Operating Documents and the agreements required to be disclosed in the Disclosure Schedule pursuant to Sections 5.1(ww) and 5.1(yy), the Disclosure Schedule contains a complete and correct list of all of all Material Contracts to which a Purchased Entity is a party or by which it is bound, or in the case of item (ii), to which any of them adhere or in which any of them participates (complete and correct copies of descriptions of each of which, as in effect on the date hereof, have been made available to the Purchaser), including:

                (i) any material management or employment contract providing for personal services with respect to any period after the Closing Date with any officer, consultant, director, employee or any other Person;

                (ii) any written agreements that contain any liability of a Purchased Entity after the Closing Date for severance pay, liabilities or obligations in respect of termination or severance of employment;

                (iii) any contract or agreement under which a Purchased Entity has outstanding indebtedness for borrowed money or the deferred purchase price of property in an amount which is in the aggregate in excess of $100,000 or has the right or obligation to incur any such indebtedness;

                (iv) any guarantee or surety entered into by a Purchased Entity that continues after Closing;

                (v) any confidentiality or non-competition agreement which restricts the right of a Purchased Entity to engage in any type of business after the consummation of the transactions contemplated by this Agreement; and

                (vi) any lease or sublease entered into by a Purchased Entity for office space.

        (dd)    Material Agreements: To the knowledge of the Vendor:

                (i) none of the Material Contracts has, except as described therein, been assigned or is the subject of any security agreement entered into by PCI, PAC or a Purchased Entity except for any assignment which could not reasonably be expected to have a material adverse effect;

                (ii) each of the Material Contracts constitute a legal and binding obligation of the applicable Purchased Entity and the third parties thereto enforceable in accordance with their respective terms, subject to limitations with respect to enforcement imposed by Applicable Law in connection with bankruptcy, or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the courts from which they are sought; and

                (iii) the Purchased Entities have not terminated or cancelled any term or condition of any Material Contract, no such term or condition has been modified, amended or waived where the effect of such modification, amendment or waiver extends beyond the Effective Date and no proposal or discussion with third parties for any such termination, modification, amendment or waiver is ongoing, except in each of the foregoing cases in a manner which could not reasonably be expected to have a material adverse effect on a Purchased Entity.

        (ee) Employees: The Purchased Entities have not had since April 30, 2000 and will, as at the Closing Date not have, any employees or consultants and have no outstanding claims, obligations or liabilities, statutory or otherwise, relating to any previous employees or consultants.

        (ff) Resource Pools: The cumulative amount of the Resource Pools of PEC as at September 30, 2002 will not be less than $19,600,000. The cumulative amount of the Resource Pools of PEI as at September 30, 2002 will not be less than $23,045,000. The Purchased Entities have not since September 30, 2002, and will not prior to Closing, use or renounce any of their Resource Pools.

        (gg) Intercompany Debt: The adjusted cost base of any advances or inter-company debt owned by PEI to PEC or by PEI to PEC is not less than the outstanding principal amount thereof which is, and which will be at Closing, $42,832,923.

        (hh) No Other Business Activities: To Vendor's knowledge, the Purchased Entities do not, other than as set forth on the Disclosure Schedule, have not previously (either directly or through its predecessors or subsidiaries of predecessors), carried out any business activities other than activities which are incidental to or related to the Canadian upstream oil and gas business.

        (ii)    Non-Oil and Gas Liabilities:

                (i) Each of PCI and PAC has taken all necessary corporate actions to authorize the execution, delivery and performance of the Assumption of Liabilities Agreement and that agreement has been duly executed and delivered by each of PCI and PAC, is in full force and effect and constitutes the valid and binding obligations of PCI and PAC enforceable against it in accordance with its terms.

                (ii) None of the Vendor or any Purchased Entity or any of their subsidiaries has received, directly or indirectly, notice or demand for or in respect of any Non-PNG Related Environmental Liabilities, and to the Vendor's knowledge, there are no current obligations in respect of any Non-PNG Related Environmental Liabilities that are outstanding.

        (jj) Managed Interests: PEI has calculated and paid all amounts required to be calculated and paid by it and performed all other obligations required to be performed of it in accordance with the terms of (i) a Royalty Agreement dated December 12, 1991 between PEI and 507317 Alberta Ltd., (ii) an Overriding Royalties Conveyance dated December 12, 1991 between PEI and 507317 Alberta Ltd., (iii) a Gas Sales Agreement dated December 12, 1991 between PEI and 507317 Alberta Ltd., (iv) a Purchase Agreement dated July 22, 1994, and (v) the Non-Recourse Notes, each as amended; and there exists no "event of default" or "event of non-performance" (as the case may be), which has not been cured, as contemplated under a Fixed Charge Debenture dated December 12, 1991 and a Fixed Charge Debenture dated August 9, 1994, each granted by PCI to 507317 Alberta Ltd.

        (kk) No Ongoing Obligations: As at the Closing Date, none of PCI or PAC nor any Affiliate of PCI or PAC, the Manager nor any Affiliate of the Manager nor any shareholder, director or officer of the Purchased Corporations: (i) will be a party to any transaction with a Purchased Entity; or (ii) will have any contractual or other claim, express or implied, of any kind whatsoever against a Purchased Entity except for transactions accrued at or prior to Closing arising in the ordinary course of business consistent with past practice.

        (ll) Securities Disclosure: The information contained in Schedule 4.8 has been prepared in accordance with the requirements of the United States Securities Exchange Act of 1934.

        (mm) No Fees etc.: None of PCI, PAC or the Purchased Entities have incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees or commissions with respect to the transactions herein for which the Purchaser or a Purchased Entity shall have any obligation or liability.

        CONCERNING THE PNG ASSETS

        (nn) Title to PNG Assets: None of the Manager (or any Affiliate thereof) nor the Purchased Entities nor any other Affiliate of PCI and PAC has done any act or thing whereby any of the PNG Assets may be cancelled or determined except for actions or inactions which a prudent operator would take or fail to take and, except for Permitted Encumbrances, the PNG Assets are now, and will be at Closing, free and clear of all Burdens created by, through or under the Manager (or any Affiliate thereof) the Purchased Entities, PCI, PAC or any other Affiliate of PCI or PAC.

        (oo) Conveyance of PNG Assets: All of the right, title, estate and interest in the assets (including the PNG Assets) held by PEI and PEC on the Signing Date will be sold, assigned, transferred and conveyed to the PCC Limited Partnership, absolutely on January 1, 2003, together with all of the benefits and advantages to be derived therefrom.

        (pp) Quiet Enjoyment: Subject to the rents, covenants, conditions and stipulations in the Title and Operating Documents and on the lessee's or holder's part thereunder to be paid, performed and observed, the PCC Limited Partnership may, as at Closing, hold and enjoy its interest in the PNG Assets for the residue of their respective terms and all renewals or extensions thereof, where applicable, for its own use and benefit without any lawful interruption of or by the Vendor or its Affiliates or any Person claiming by, through or under the Manager (or any Affiliate thereof) or by, through or under the Purchased Entities, PCI, PAC or any other Affiliate of PCI or PAC.

        (qq) AMIs and Areas of Exclusion: Except as set forth in the Disclosure Schedule, to the knowledge of the Vendor, there are no material area of mutual interest or area of exclusion provisions applicable to and binding upon a Purchased Entity.

        (rr) No Reduction: As at Closing, the interests of the PCC Limited Partnership in the PNG Assets are not subject either to reduction by virtue of the conversion or other alteration of the interest of any third Person claiming by, through or under the Manager (or any Affiliate thereof) or by, through or under the Purchased Entities, PCI, PAC or any other Affiliate of PCI or PAC, except for the Permitted Encumbrances or as set out in the Land Schedule.

        (ss) Joint Venture Audits: Except as set forth in the Disclosure Statement, as of the Signing Date, there are no joint venture audits which have been commenced against any Purchased Entity having a Financial Impact in excess of $100,000 in respect of those PNG Assets currently operated by a Purchased Entity (or the Manager on its behalf) or to Vendor's knowledge, in respect of those PNG Assets not operated by a Purchased Entity (or the Manager on its behalf), pursuant to the Title and Operating Documents, which joint venture audits have not been concluded as at the Signing Date.

        (tt) No Withholding: To the knowledge of the Vendor, all Title and Operating Documents affecting a Purchased Entity's title to the PNG Assets which are in the possession of the Manager (or any Affiliate thereof) or a Purchased Entity, PCI or PAC or any other Affiliate of PCI or PAC have been or will be made available for investigation by the Purchaser pursuant to Section 4.1.

        (uu) Insurance: No Purchased Entity has had coverage with respect to the PNG Assets denied or limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance, during the last two years.

        (vv) Take or Pay Delivery Obligations and Payments: There are no Take or Pay Delivery Obligations or Take or Pay Payments.

        (ww) Production Sales Contracts: Except as listed on the Disclosure Schedule, to the knowledge of the Vendor, there are no production sales agreements or arrangements under which a Purchased Entity, or any third party acting on behalf of a Purchased Entity, is obligated to sell or deliver Petroleum Substances allocable to the Petroleum and Natural Gas Rights, other than contracts which are terminable on not more than 30 days notice without penalty or payment and which have a Financial Impact of less than $100,000.

        (xx) No Balancing Agreements: There are no agreements or arrangements (commonly known as gas balancing, over-production or underlift-overlift agreements or arrangements) having a Financial Impact of more than $100,000 which are among two or more Persons owning interests in a portion of the Lands or lands pooled or unitized therewith, nor has there been any circumstance or case whereby one of such Persons has taken, or may hereafter take, a share of the production of Petroleum Substances from such lands greater than it would otherwise be entitled to by virtue of its interest in such Lands and which excess taking entitles the other Persons to a credit in respect of subsequent production from such lands by which a Purchased Entity is bound and which pertain to the PNG Assets.

        (yy) Transportation Agreements: Except as listed in the Disclosure Schedule, to the knowledge of the Vendor, no Purchased Entity is party to any agreement respecting the firm transportation of Petroleum Substances having a term which expires more than 91 days after the Closing and having a Financial Impact of more than $100,000.

        (zz) Processing Agreements: To the knowledge of the Vendor, except as set out in the Disclosure Schedule, no Purchased Entity is party to any agreement respecting the processing of Petroleum Substances other than contracts which are terminable on not more than 91 days notice without penalty or payment.

        (aaa) CO&O Agreements: To the knowledge of the Vendor, except as set out in the Disclosure Schedule, no Purchased Entity is party to any agreement respecting the construction, ownership and operation of any Tangible having a Financial Impact more than $100,000.

        (bbb) No Default Notices: Neither the Vendor nor any Purchased Entity has, directly or indirectly (through the activities of the Manager pursuant to the Management Agreement), received nor delivered any written notices of default under the Title and Operating Documents or any notice alleging material default under any other agreement pertaining to the PNG Assets.

        (ccc) Offset and Accrued Drilling Obligations: Other than as disclosed in the Disclosure Schedule, neither the Vendor nor any Purchased Entity has, directly or indirectly (through the activities of the Manager pursuant to the Management Agreement), received written notice that any of the Leases are subject to any accrued or drilling or off-set obligations which have not been satisfied or waived.

        (ddd) Royalties to Affiliated Persons: No officer, director or consultant of the Purchased Corporations, PCI or PAC, nor any associate or Affiliate of any such Person or any party not at arm's length to the Purchased Corporations owns, has or is entitled to any royalty, net profits interest, carried interest or other encumbrance of any nature whatsoever which are based on production from a Purchased Entity's properties or assets (including the PNG Assets) or any revenue or rights attributed thereto.

        (eee) Payment of Royalties and Taxes: Neither the Vendor nor any Purchased Entity has, directly or indirectly (through the activities of the Manager pursuant to the Management Agreement), received any written notice which remains in effect of non-payment of royalties and ad valorem, property, production, severance and similar taxes and assessments based on, or measured by, ownership of the PNG Assets, the production of Petroleum Substances from the Lands or the receipt of proceeds therefrom that are payable by a Purchased Entity.

        (fff) Environmental Matters: Except as set forth in the Disclosure Schedule, the Purchased Entities:

                (i) nor the Vendor have received, directly or indirectly (through the activities of the Manager pursuant to the Management Agreement), any orders or directives which relate to environmental matters and which require any work, repairs, construction or capital expenditures with respect to the PNG Assets, where such orders or directives have not been complied with in all material respects;

                (ii) nor the Vendor have received, directly or indirectly (through the activities of the Manager pursuant to the Management Agreement), any demand or notice issued with respect to the breach of any Environmental Law applicable to the PNG Assets, including, without limitation, respecting the use, storage, treatment, transportation or disposition of environmental contaminants, which demand or notice remains outstanding on the Closing Date; and

                (iii) have obtained all permits, licenses and other authorizations which are required under Environmental Law to own or operate the PNG Assets and the failure of which to obtain would have a material adverse effect upon the current use or operation of such PNG Assets.

        (ggg) Wells: To the knowledge of the Vendor, the Land Schedule contains a list of all Wells.

        (hhh)   Abandonment of Wells:

                (i) Neither the Vendor nor any Purchased Entity has received, directly or indirectly (through the activities of the Manager pursuant to the Management Agreement), any notice under Applicable Law which remains outstanding or from any operator of any of the Wells to the effect that any of the Wells are required to be abandoned.

                (ii) To the extent, the Purchased Entities operated the Wells at the time of abandonment, or to the extent the Purchased Entities did not operate same at the time of abandonment, to the Vendor's knowledge, all of the Wells, if any, which have been abandoned were abandoned in accordance with all Applicable Laws regarding the abandonment of wells.

        (iii) Operation of PNG Assets: The PNG Assets have been operated in all material respects in accordance with generally accepted oil and gas industry practices in a good and workmanlike fashion and in compliance with Applicable Law and the terms and conditions of all agreements relating thereto and the Purchased Corporations currently maintain insurance for the joint account in respect of loss or damage to such PNG Assets and the income therefrom, which insurance has coverage limits that are reasonable and prudent in the circumstances.

        (jjj)   Tangibles:

                (i) To the knowledge of the Vendor, no material tangible depreciable property and assets which are used, were used or are intended to be used in producing, processing, gathering, treating, measuring, making marketable or injecting the Petroleum Substances or any of them or in connection with water injection or removal operations that pertain to the Petroleum and Natural Gas Rights has been removed from its location since the Signing Date nor has a Purchased Entity alienated or encumbered any such tangible depreciable property and assets since such date.

                (ii) The Tangibles operated by the Purchased Entities (or the Manager on its behalf), if any, are in good and operable condition, reasonable wear and tear excepted.

        (kkk) Production Allowables: None of the Wells operated by the Purchased Entities (or the Manager on its behalf) have been produced in excess of applicable production allowables imposed by Applicable Law since the Purchased Entities first acquired their interests in the relevant PNG Assets.

        (lll) AFE's: To the knowledge of the Vendor, other than as disclosed in Schedule 4.6, there are no third party AFE's approved by a Purchased Entity whereby such Purchased Entity's share of the AFE which becomes payable after the date hereof would exceed $25,000 individually and there are no outstanding cash calls, a Purchased Entity's share of which exceeds $25,000, except as listed on in Schedule 4.6.

5.2     PURCHASER'S REPRESENTATIONS AND WARRANTIES

        The Purchaser represents and warrants to the Vendor that:

        (a) Standing: The Purchaser is a corporation, duly organized, validly existing under the laws of its jurisdiction of incorporation, and duly registered and authorized to carry on business in the Province of Alberta.

        (b) Requisite Authority: The Purchaser has the requisite corporate capacity, power and authority to execute this Agreement and the other agreements and documents required to be delivered hereby and to perform the obligations to which it thereby becomes subject.

        (c) Execution and Enforceability: The Purchaser has taken all necessary corporate actions to authorize the execution, delivery and performance of this Agreement, including the purchase of the Purchased Shares in accordance with the provisions of this Agreement. This Agreement has been duly executed and delivered by the Purchaser, and this Agreement constitutes, and all other documents executed and delivered on behalf of the Purchaser hereunder shall, when executed and delivered constitute, valid and binding obligations of the Purchaser enforceable in accordance with their respective terms and conditions, subject to the qualification that such enforceability may be subject to
                (i) bankruptcy, insolvency, fraudulent preference, reorganization or other laws affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law).

        (d) No Conflict: The execution and delivery of this Agreement by the Purchaser and the completion of the purchase of the Purchased Shares by the Purchaser in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with or require any consent, authorization or approval under:

                (i) any term or provision of the constating documents of the Purchaser;

                (ii) any permit or authority to which the Purchaser is a party or by which the Purchaser is bound; or

                (iii) Applicable Law (except for approvals required under the Competition Act) or any judicial order, award, judgement or decree applicable to the Purchaser.

        (e) Litigation: There are no actions, suits or proceedings pending or, to the knowledge of the Purchaser, threatened against the Purchaser seeking relief which would prevent or materially hinder the consummation of the transactions contemplated by this Agreement.

        (f) Investment Canada Act: The Purchaser is not a "non-Canadian" within the meaning of the Investment Canada Act (Canada).

        (g) Acting as Principal: The Purchaser is purchasing the Purchased Shares as principal.

        (h) Funds Available: The Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds to enable the Purchaser to make payment of the Purchase Price and any other amounts to be paid by it hereunder (including any adjustment to the Purchase Price).

        (i) No Fees etc.: The Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees or commissions with respect to the transactions herein for which the Vendor shall have any obligation or liability.

5.3     SURVIVAL OF REPRESENTATIONS AND WARRANTIES

        Each Party acknowledges that the other may rely on the representations and warranties made by such Party pursuant to Sections 5.1 or 5.2, as the case may be. The representations and warranties in Sections 5.1 and
        5.2 shall be true on the Signing Date and on the Closing Date, and such representations and warranties shall continue in full force and effect and shall survive the Closing Date for the Survival Period applicable thereto for the benefit of the Party for which such representations and warranties were made.

5.4     NO ADDITIONAL REPRESENTATIONS OR WARRANTIES BY VENDOR

        Except as and to the extent set forth in Section 5.1, the Vendor makes no representation or warranties whatsoever, and disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to the Purchaser (including any opinion, information or advice which may have been provided to the Purchaser by any officer, shareholder, director, employee, agent, consultant or representative of a Purchased Entity, the Vendor, Affiliates of the Vendor, the Vendor's Counsel or any other agent, consultant, representative or Person, collectively referred to as the "Vendor's Representatives"). Without limiting the generality of the foregoing, except as and to the extent, if any, set forth in Section 5.1, the Vendor makes no representations or warranties as to:

        (a) title to any of the Purchased Entity's interests in any properties or assets, including the PNG Assets;

        (b) the quantity, quality or recoverability of Petroleum Substances respecting the Lands;

        (c) any estimates of the value of the PNG Assets or the revenues applicable to future production from the Lands;

        (d) any engineering, geological, environmental or other interpretations or economic evaluations respecting the PNG Assets;

        (e)     the rates of production of Petroleum Substances from the Lands;

        (f)     the quality, condition or serviceability of the PNG Assets;

        (g)     the suitability of any of the PNG Assets use for any purpose; or

        (h) any information provided or made available to the Purchaser by the Vendor, a Purchased Entity or the Vendor's Representatives, including the Title and Operating Documents, the Financial Statements, any engineering report or update, books, accounts, records, minute books, Tax Returns and filings and other information and documents of the Purchased Entities and the Vendor.

        Without restricting the generality of the foregoing, subject to the Vendor and the Purchased Entities complying with Section 4.1, the Purchaser acknowledges that it has had full access to all information with respect to the PNG Assets and the business, financial condition, operations and prospects of the Purchased Entities and has made its own independent investigation, analysis, evaluation and inspection of the Purchased Entities, the PNG Assets and the business, financial condition, operations and prospects of the Purchased Entities, the PNG Assets and the extent and value of the reserves of Petroleum Substances attributable thereto and that it has relied solely on such investigation, analysis, evaluation and inspection as to its assessment of the quantum and value of the PNG Assets and the value of the Purchased Shares.

5.5     NO MERGER

        The representations and warranties in Sections 5.1 and 5.2 shall be deemed to apply to all transfers, assignments and other documents conveying any of the Purchased Shares from the Vendor to the Purchaser. Until the end of the Survival Period applicable thereto, there shall not be any merger of any of such representations or warranties in such assignments, transfers or other documents, notwithstanding any rule of law, equity or statute to the contrary, and all such rules are hereby waived.

                                   ARTICLE 6
                              CONDITIONS TO CLOSING

6.1     CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER TO CLOSE

        The obligation of the Purchaser to complete the purchase of the Purchased Shares from the Vendor pursuant to this Agreement is subject to the fulfilment, on or prior to the Closing Date, of the following conditions precedent:

        (a) Representations and Warranties: All representations and warranties of the Vendor contained in this Agreement shall, except where a specific time is otherwise indicated, be true at and as of the Signing Date and the Closing Date as if made then in each case, except for inaccuracies which are not in the aggregate material, and a certificate in the form attached as
                Schedule 1.2(f) to that effect from a senior officer of PCI and PAC shall have been delivered to the Purchaser.

        (b) Covenants and Agreements: The Vendor shall have complied with and performed in all material respects all covenants and agreements required by this Agreement to be complied with and performed by the Vendor at or prior to the Closing Date and a certificate in the form attached as Schedule 1.2(f) to that effect from a senior officer of PCI and PAC shall have been delivered to the Purchaser.

        (c) No Adverse Physical Changes: The Purchaser shall be satisfied, acting reasonably, that, from the Signing Date to the Closing Date, there has been no: (i) physical change in any of the PNG Assets (other than production of Petroleum Substances in the ordinary course) which has or would have a material adverse effect on the value, use or operation of the PNG Assets in the aggregate; and (ii) material adverse effect on or a material adverse change to any of the Purchased Entities (including their business, financial condition, operations or future prospects) but excluding all those effects and changes that may affect the Canadian upstream oil and gas industry in general, and a certificate in the form attached as Schedule 1.2(f) to that effect from a senior officer of PCI and PAC shall have been delivered to the Purchaser.

        (d) PNG Assets: The Purchaser shall be satisfied that (i) the PNG Assets shall have been sold, transferred, assigned, conveyed and contributed to the PCC Limited

                Partnership by PEI and PEC, and (ii) immediately prior thereto, the Vendor and PEC shall have entered into the Assumption of Liabilities Agreement.

        (e) No Action or Proceeding: No suit, action or other proceeding shall, at Closing, be pending against any of the Parties or a Purchased Entity before any court or governmental entity seeking to restrain, prohibit, obtain damages or other relief in connection with the consummation of the transactions herein which would materially and adversely affect the Purchaser or a Purchased Entity.

        (f) Release of Security: The Purchaser shall have received delivery of an Encumbrance Discharge in respect of all Security Interests to the extent such security encumbers the PNG Assets, the Purchased Shares or the partnership interests of the Purchased Corporations in the PCC Limited Partnership (except to the extent that such Security Interests are Permitted Encumbrances).

        (g) Due Diligence: The Purchaser shall have conducted and completed a due diligence investigation relating to all aspects (including with respect to environmental, legal and operational due diligence matters) of all mining and non-Canadian oil or gas exploration, development, operations and activities (including all mining claims, prospects and interests) held or carried on, directly or indirectly, by a Purchased Entity or by any of its predecessors or any subsidiary of a predecessor and the Purchaser, shall be satisfied, acting reasonably, that the results of any and all such investigations, if determined adversely, could not reasonably be expected to result in a Financial Impact, whether absolute or contingent, on PEC in excess of $[omitted].

        (h) Consents: The Purchaser shall have received delivery of all third Person consents, waivers and approvals to the transaction contemplated herein and to the restructuring to be effected post-Closing by the Purchaser and its Affiliates required in respect of PEI and its PNG Assets, in a manner and on terms and conditions satisfactory to the Purchaser.

        (i) Letter of Credit: The Purchaser shall be satisfied, acting reasonably, with the form of and content of the Letter of Credit to be provided pursuant to Section 9.8.

        (j) Closing Deliveries: The Purchaser shall have received delivery of all documents required to be delivered by the Vendor pursuant to Section 3.2(a).

        (k) Outside Date: The Closing shall have occurred not later than the Outside Date.


6.2     CONDITIONS TO OBLIGATIONS OF VENDOR TO CLOSE

        The obligation of the Vendor to complete the sale of the Purchased Shares to the Purchaser pursuant to this Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions precedent:

        (a) Representations and Warranties: All representations and warranties of the Purchaser contained in this Agreement shall, except where a specific time is otherwise indicated, be true at and as of the Signing Date and the Closing Date as if made then in each case except for inaccuracies which are not in the aggregate material and a certificate in the form attached as
                Schedule 1.2(g) to that effect from a senior officer of the Purchaser shall have been delivered to the Vendor.

        (b) Covenants and Agreements: The Purchaser shall have complied with and performed in all material respects all covenants and agreements required by this Agreement to be complied with and performed by the Purchaser at or prior to the Closing Date and a certificate in the form attached as Schedule 1.2(g) to that effect from a senior officer of the Purchaser shall have been delivered to the Vendor.

        (c) No Action or Proceeding: No suit, action or other proceeding shall, at Closing, be pending against any of the Parties or a Purchased Entity before any court or governmental entity seeking to restrain, prohibit, obtain damages or other relief in connection with the consummation of the transactions herein which would materially and adversely affect the Vendor or a Purchased Entity.

        (d) Consents: The Vendor shall have received delivery of all third Person consents, waivers and approvals to the transaction contemplated herein required in respect of PEI and its PNG Assets, in a manner and on terms and conditions satisfactory to the Vendor.

        (e) Closing Deliveries: The Vendor shall have received delivery of all documents required to be delivered by the Purchaser pursuant to Section 3.2(b).

        (f) Outside Date: The Closing shall have occurred not later than the Outside Date.

6.3     PARTIES TO EXERCISE DILIGENCE WITH RESPECT TO CONDITIONS, ETC.

        Each Party shall proceed diligently, honestly and in good faith and use all reasonable efforts with respect to all matters within its control to satisfy the conditions referred to in Sections 6.1 and 6.2. In particular:

        (a) The Vendor and the Purchaser shall each use all of their respective reasonable efforts, and shall cooperate with each other, to obtain all governmental and regulatory filings, approvals and consents as may be or become necessary for or in connection with the consummation of the transactions contemplated by this Agreement.

        (b) The Vendor and Purchaser will, at the request of the other Party, from time to time during the Interim Period, provide the other Party and its representatives with copies of all correspondence or documents (including drafts thereof) related to the satisfaction of all the conditions to Closing together with such written advice and information with respect to the status of the Purchaser's or the Vendor's (as the case may be) efforts to obtain the satisfaction of the conditions to Closing as the Vendor or the Purchaser (as the case may be) may reasonably request.

        The Vendor shall reimburse the Purchaser for 50% of the application fee for the filing by the Purchaser of a request for an advance ruling certificate pursuant to the Competition Act in respect of the transactions contemplated herein.

6.4     WAIVER OF CONDITIONS

        The conditions in Section 6.1 are for the sole benefit of the Purchaser and the conditions in Section 6.2 are for the sole benefit of the Vendor. The Party for the benefit of which such conditions have been included may waive any of them, in whole or in part, by written notice to the other Party.

6.5     FAILURE TO SATISFY CONDITIONS

        If any of the conditions in Sections 6.1 or 6.2 has not been satisfied at or before the Closing Date and such condition has not been waived by the Party for the benefit of which such condition has been included, such Party may terminate this Agreement pursuant to Section 7.1 by written notice to the other Party prior to the Closing. The Purchaser shall use reasonable efforts to waive the condition set out at Section 6.1(g) as soon as possible after the Signing Date.

                                    ARTICLE 7
                                   TERMINATION

7.1     GROUNDS FOR TERMINATION

        This Agreement may be terminated prior to the Closing Date:

        (a)     by the mutual written agreement of the Vendor and the Purchaser;

        (b) in accordance with Section 6.5 by the Party and in the circumstances contemplated thereby; or

        (c) by the Vendor or by the Purchaser if the consummation of such transactions would violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

        provided that, notwithstanding anything to the contrary express or implied herein, a Party shall not be allowed to exercise any right of termination pursuant to this Section 7.1 if the event giving rise to such right is due to a Purchase Agreement Default by such Party.

7.2     EFFECT OF TERMINATION

        If this Agreement is terminated by the Vendor or by the Purchaser as permitted under Section 7.1:

        (a) except as contemplated by this Section 7.2, such termination shall be without liability of any Party to any other Party to this Agreement, or to any of their shareholders, directors, officers, employees, agents, consultants or representatives, and the Parties shall be released from all of their obligations under this Agreement;

        (b) if such termination shall result from the Purchase Agreement Default of a Party, such Party shall not be released from such Purchase Agreement Default and shall be fully liable for any and all losses, costs, damages (excluding consequential damages), expenses, charges, fines, penalties, assessments or other liabilities sustained or incurred by the other Party or Parties directly or indirectly as a result thereof;

        (c) the Deposit and all interest earned thereon shall be paid to the Party entitled thereto as determined in Section 7.3;

        (d) the Purchaser shall promptly return to the Vendor all materials delivered to the Purchaser by the Vendor hereunder, together with all copies of them that may have been made by or for the Purchaser; and

        (e) Article 8, Article 9 and Section 12.6 shall survive any termination of this Agreement.

7.3     ENTITLEMENT TO DEPOSIT ON TERMINATION

        If this Agreement is terminated pursuant to Section 7.1 and the event giving rise to the termination is not due to the Purchase Agreement Default of the Purchaser, then the Deposit provided for in Section 2.4 shall be returned to the Purchaser, together with interest earned thereon. However, if this Agreement is terminated pursuant to Section
        7.1 prior to Closing as a result of a Purchase Agreement Default by the Purchaser, then such Deposit, together with the interest earned thereon, may be retained by the Vendor and applied by the Vendor on account of its damages contemplated by Section 7.2(b) as a genuine pre-estimate of the Vendor's liquidated damages and not as a penalty. If the Vendor's actual damages exceed the Deposit and all interest earned thereon, the Vendor shall not be entitled to recover the full amount of its actual damages.

                                    ARTICLE 8
                  INFORMATION, MATERIALS AND CONTINUING REPORTS

8.1     ACCESS TO INFORMATION

        After the Closing Date, the Vendor may upon reasonable notice to the Purchaser and subject to contractual restrictions relating to disclosure, have access during business hours to the relevant Title and Operating Documents, any engineering report, the Financial Statements and the financial statements, books, accounts, records, minute books, Tax Returns, Tax assessments, filings, maps, documents, files, information and materials of the Purchased Entities and to obtain and copy information in respect of matters arising out of or relating to any period of time through the Closing if copies of such records or if the information derived from such access would be helpful and beneficial to the Vendor or its Affiliates:

                (i)     in connection with audits;

                (ii) in connection with the Vendor's dealings with taxing and other regulatory authorities;

                (iii)   to comply with Applicable Law; and

                (iv) in connection with any action, suit or proceeding commenced or threatened by the Purchased Entities, the Purchaser or any third Person against the Vendor, its Affiliates, or its or their respective directors, officers, employees, agents, solicitors, engineers, accountants and consultants for which the Vendor or its Affiliates may have any liability.

8.2     MAINTENANCE OF INFORMATION

        The Purchaser agrees that all of the information, materials and other records of the Purchased Entities, including the general corporate or partnership records, the financial and accounting records and the Tax records, to the extent such information, material and other records relate to or were created with respect to matters arising or relating to the period through the Closing, shall be retained, maintained in good order and good condition and kept in a reasonably accessible location by the Purchaser and its Affiliates for a period of time (the "Retention Period") beginning on the Closing Date and ending on the later of:

        (a) the expiration of any applicable limitations periods for all Tax periods beginning before the Closing, as such limitations are provided for under Applicable Law;

        (b)     the end of such period as may be required by Applicable Law; or

        (c)     5 years following the Closing.

        The Purchaser further agrees that the Vendor and its Affiliates may, during the Retention Period at their expense, make such copies of the information and materials described above as they may reasonably request, provided that at any time prior to the expiration of the Retention Period, the Purchaser may destroy or give up possession of any such information or materials if it first offers the Vendor the opportunity (by delivery of at least 60 days prior written notice to the Vendor, which notice shall contain a detailed listing of the information and materials proposed to be destroyed, with an additional copy of such notice delivered to the attention of the Vendor's Tax department), at the Vendor's expense, without any payment to the Purchaser, to obtain delivery of or a copy of so much of such information or materials as the Vendor, in its sole discretion, desires.

8.3     TAX RETURNS

        The Vendor shall prepare and file all Tax Returns and forms for Taxes applicable to the Purchased Entities for periods ending on or before the Closing Date and the Purchaser shall (i) provide the Vendor reasonable access to all information required to do so on a timely basis, and (ii) have an opportunity to review, comment on and approve, acting reasonably, such Tax Returns prior to the filing of same. The Vendor shall be entitled to use Resource Pools of a Purchased Entity to eliminate any liabilities of such Purchased Entity for Taxes in such Tax Returns, to the extent such pools are eligible to eliminate any such liabilities.

8.4     FINANCIAL INFORMATION

        (a) The Vendor agrees that upon the written request of the Purchaser, if required by any securities regulator in connection with the filing by the Purchaser or its Affiliates, or any of them, of public disclosure or other documents after the Closing, indicating what financial or other information in relation to a Purchased Entity is required and the purpose of such request, the Vendor will to the extent required by Applicable Law provide to the Purchaser and its auditors access to any financial information in the possession of the Vendor relating to a Purchased Entity (including without limitation source records, production records and invoices, and all other financial statements and summaries previously prepared by the Vendor or a Purchased Entity or predecessors in title to any of them and in the possession of the Vendor) and reasonable access to its personnel during normal hours (such access and financial information referred to in this Section 8.4 as the (the "Financial Information"), the intention of this Section 8.4(a) being that the Vendor will use reasonable commercial efforts to provide access to the Financial Information sufficient to allow the Purchaser to prepare any such financial statements and to allow the Purchaser's auditors to express an audit opinion without reservation in respect of any financial statements prepared in respect of a Purchased Entity.

        (b) The Vendor shall provide a representation letter in connection with any matter referred to in Section 8.4(a) to the auditors of the Purchaser, which is reasonable in form and substance under the circumstances.

        (c) Any disclosure by the Purchaser of the Financial Information solely for the purposes set out in Section 8.4(a) and to the extent reasonably necessary to fulfil same shall not constitute a breach by the Purchaser of any confidentiality obligations pursuant to this Agreement or the Confidentiality Agreement.

8.5     INFORMATION SYSTEMS

        From and after Closing, the Vendor will use its best efforts to work and co-operate with the Purchaser in an effort to provide to the Purchaser all information pertaining to the Purchased Entities (including the information pertaining to the PNG Assets) in a form which will accommodate the integration of such information into the Purchaser.

                                    ARTICLE 9
                          LIABILITY AND INDEMNIFICATION

9.1     DEFINED TERMS

        In this Agreement:

        "Additional Indemnitees" means, with respect to any Person to which an indemnity is granted pursuant to this Article 9, its Affiliates and the respective directors, officers, servants, agents, advisors and employees of that Person and its Affiliates.

        "Indemnified Losses" means all losses, costs, damages, expenses, charges, fines, penalties, assessments or other liabilities whatsoever, but does not (except to the extent claimed by a third Person in respect of Non-PNG Related Environmental Liabilities) include consequential, incidental, economic or punitive losses, damages or claims.

        "Notice of Claim" means a notice by the Vendor or the Purchaser, as applicable, on behalf of itself or one or more Additional Indemnities (if applicable) of a claim for Indemnified Losses pursuant to Section
        9.2 or 9.3, as applicable, together with detailed particulars as to the nature and amount of the claim, the basis which it is sought and the provisions of this Agreement applicable to such claim.

        "Survival Period" means:

                (i) in respect of the representations and warranties set out in Sections 5.1(z) and 5.1(ee), the period ending on the day which is [omitted] days after the expiry of all reassessment periods in respect of any taxation years, or similar reporting periods, of a Purchased Entity which ended, or end, on, or prior to, the Closing Date;

                (ii) in respect of the representations, warranties, covenants and agreements set out in Sections 5.1(j), 5.1(o), 5.1(hh), 5.1(ii), 9.2(d), 9.2(f), 9.2(g) and 9.2(h) an
                        indefinite period following the Closing Date; and

                (iii) for all other representations, warranties, covenants and agreements, a period ending [omitted] months after the Closing Date.


9.2     RESPONSIBILITY OF VENDOR

        Subject to the limitations set forth herein, the Vendor shall:

        (a) be liable to the Purchaser and its Additional Indemnitees (which, after Closing, shall include the Purchased Entities) for all Indemnified Losses which any one or more of them could suffer, sustain, pay or incur; and

        (b) indemnify and save harmless the Purchaser and its Additional Indemnitees (which, after Closing, shall include the Purchased Entities) from and against all Indemnified Losses which could be brought against or suffered by any one or more of them or which any one or more of them could sustain, pay or incur;

        as a direct result of any act, omission, circumstance or other matter arising out of, resulting from, attributable to or connected with:

        (c) any Purchase Agreement Default made by the Vendor herein or in any document delivered at Closing;

        (d) a breach by the Vendor or the failure of the Vendor to perform or observe any of the covenants, indemnities or agreements to be performed by the Vendor under the Assumption of Liabilities Agreement having a Financial Impact on PEC, the Purchaser or any of the Purchaser's Affiliates in excess of $100,000, individually or in the aggregate;

        (e) any termination of this Agreement by the Purchaser as contemplated in Section 7.2(b);

        (f) any reassessment by the Minister of National Revenue for withholding Tax, plus penalties and interest attributable to the Purchase Price;

        (g) any reassessment by the Minister of National Revenue for Tax, plus penalties and interest attributable to the declaration of dividends payable in stock made by PEC and PEI during the Interim Period or on the Closing Date; and

        (h) any Tax, plus penalties and interest arising from the conversion of debt of PEC to equity as per Section 5.1(i).

9.3     RESPONSIBILITY OF PURCHASER

        Subject to the limitations set forth herein, the Purchaser shall:

        (a) be liable to the Vendor and its Additional Indemnitees for all Indemnified Losses which any one or more of them may suffer, sustain, pay or incur; and

        (b) indemnify and save harmless the Vendor and its Additional Indemnitees from and against all Indemnified Losses which may be brought against or suffered by any one or more of them or which any one or more of them may sustain, pay or incur, as a direct result of any act, omission, circumstance or other matter arising out of, resulting from, attributable to or connected with (whether before, on or after the Closing Date):

        (c) any Purchase Agreement Default made by the Purchaser herein or in any document delivered at Closing; or

        (d)     any termination of this Agreement by the Vendor pursuant to
                Section 7.2(b); or

        (e) the PNG Assets or a Purchased Entity, including all Abandonment and Reclamation Obligations and PNG Related Environmental Damage (but excluding all Non-PNG Related Environmental Liabilities), except in-so-far as the Purchaser remains entitled to make a claim against the Vendor pursuant to Section 9.2.

9.4     LIMIT ON RESPONSIBILITY

        (a) Limit on Vendor's Responsibility: The Vendor's obligations and liability under this Agreement shall be subject to the following limitations:

                (i) Other than in respect of Indemnified Losses attributable to Sections 9.2(c), 9.2(e) and attributable to a Purchase Agreement Default in respect of Section 5.1(ii), the Vendor shall have no liability in connection with any Indemnified Losses until the aggregate of such claims exceeds $[omitted] and upon the aggregate of such Indemnified Losses exceeding $[omitted], the Vendor shall be required to indemnify in respect of the amount of all such Indemnified Losses. With respect to Indemnified Losses attributable to Sections 9.2(c), 9.2(e) and attributable to a Purchase Agreement Default in respect of Section 5.1(ii), the Vendor shall be liable for and required to indemnify in respect of the amount of all such Indemnified Losses.

                (ii) The total of the liabilities and indemnities of the Vendor under this Agreement, including any claims for Indemnified Losses arising out of, resulting from, attributable to or connected with Purchase Agreement Defaults, shall not exceed 100% of the Purchase Price, as adjusted pursuant hereto.

                (iii) The Vendor shall have no liability in connection with Indemnified Losses unless the Purchaser shall, prior to the expiry of the Survival Period, have provided the Vendor with a Notice of Claim.

        (b) Limit on Purchaser's Responsibility: The Purchaser's obligations and liability under this Agreement shall be subject to the following limitations:

                (i) The Purchaser shall have no liability in connection with any Indemnified Losses until the aggregate of such claims exceeds $[omitted] and upon the aggregate of such Indemnified Losses exceeding $[omitted], the Purchaser shall be required to indemnify in respect of the amount of all such Indemnified Losses.

                (ii) The total of the liabilities and indemnities of the Purchaser under this Agreement, including any claims for Indemnified Losses arising out of, resulting from, attributable to or connected with Purchase Agreement Defaults, shall not exceed 100% of the Purchase Price, as adjusted pursuant hereto.

                (iii) The Purchaser shall have no liability in connection with Indemnified Losses unless the Vendor shall, prior to the expiry of the Survival Period, have provided the Purchaser with a Notice of Claim.

                (iv)    Following the Survival Period, the limitations of this
                        Section 9.4 shall not apply to the responsibilities of Purchaser described in Section 9.3(e) for acts, omissions, circumstances or other matters arising after the Closing.

9.5     RESPONSIBILITY EXTENDS TO LEGAL COSTS AND SETTLEMENTS

        Notwithstanding any provision to the contrary contained in this Article 9, references to costs in the liability and indemnification obligations prescribed by Sections 9.2 and 9.3 shall be deemed to include legal (on a solicitor-client basis) and other professional fees and disbursements on a full indemnity basis, and shall extend to settlements, satisfactions or other compromises with respect to claims by third Persons for Indemnified Losses.

9.6     LIMITATIONS

        Notwithstanding anything herein to the contrary:

        (a) The indemnities provided in Sections 9.2 and 9.3 and shall not apply to the extent that claims for Indemnified Losses are reimbursed to the Person to be indemnified by insurance.

        (b) If Indemnified Losses suffered, sustained, paid or incurred by Persons claiming indemnity at any time before or subsequent to the making of an indemnity payment are reduced by any Tax benefit or recovery, the amount of such reduction, together with interest thereon from the date of payment thereof at the rate specified in Section 2.5, shall promptly be paid by the Person claiming indemnity to the indemnifying party.

        (c) The Purchaser and its Additional Indemnitees shall, except as it relates to Non-PNG Related Environmental Liabilities, have no remedy or cause of action for a Purchase Agreement Default by the Vendor in respect of any act, omission, circumstance or other matter actually known to the Purchaser or its Affiliates or their respective directors, officers, servants, agents, or employees as at the Closing Date.

9.7     SPECIFIC PERFORMANCE

        Notwithstanding any provision to the contrary contained in this Agreement, no claim for indemnification by the Purchaser pursuant to this Article 9 shall limit the Purchaser's right to seek and obtain specific performance as against the Vendor for any act, omission, circumstance or other matter arising out of, resulting from, attributable to or connected with any Purchase Agreement Default made by the Vendor.

9.8     LETTER OF CREDIT

        (a) The Vendor shall secure its obligations under Section 9.2(c), insofar as it relates to a Purchase Agreement Default in respect of Section 5.1(ii), and Section 9.2(d) by providing the Purchaser with a Letter of Credit naming the Purchaser as beneficiary for an amount equal to the LC Amount. Such Letter of Credit shall be delivered to the Purchaser concurrently with the execution of this Agreement, and the Vendor shall maintain the Letter of Credit in effect, including by way of renewals for the entire LC Claim Period, from time to time prior to its expiry date. The Purchaser will be entitled to present such Letter of Credit for payment if it provides the Vendor with a Notice of Claim for Indemnified Losses pursuant to Section 9.2(c), insofar as it relates to a Purchase Agreement Default in respect of
                Section 5.1(ii), or Section 9.2(d) but only to the extent of such Indemnified Losses or if a renewal Letter of Credit is not provided by the Vendor to the Purchaser at least 30 days prior to the expiry of the then outstanding Letter of Credit; provided, that, the Vendor shall maintain the Letter of Credit for the full LC Amount in effect for the entire LC Claim Period notwithstanding that the Purchaser may have presented a Letter of Credit for payment earlier in the LC Claim Period. At any time after the Closing Date, the Vendor may, in lieu of the Letter of Credit, secure its obligations under Section 9.2(c), by providing environmental insurance wherein the insurer (who shall be satisfactory to the Purchaser, acting reasonably) agrees to unconditionally indemnify, for the remainder of the LC Claim Period, PEC, the Purchaser and the Purchaser's Affiliates for any Non-PNG Related Environmental Liabilities on terms satisfactory to the Purchaser, acting reasonably, having regard to all information (the "non-PNG information") that the Purchaser as of the Signing Date or at any time thereafter has in respect of non-Canadian petroleum and natural gas exploration, development and production operations carried out by any one or more of PEC or any of its predecessors or subsidiaries of predecessors; provided, however, that the Vendor shall be solely liable for all premiums and related costs associated with such insurance. The

                Purchaser shall grant reasonable access to the non-PNG information to any such insurer.

        (b) Section 9.8(a) shall not impair, effect or limit in any way whatsoever the rights and remedies of the Purchaser and its Additional Indemnities otherwise available in this Article 9.

9.9     LIMITATION ON RIGHTS OR REMEDIES

        Subject to Sections 9.7 and 9.8:

        (a) this Article 9 sets forth the sole rights and remedies of each Party and its Additional Indemnitees in connection with (i) the transactions contemplated herein, and (ii) any act, omission, circumstance or other matter arising out of, resulting from, attributable to or connected with any Purchase Agreement Default made by the other Party, and such first mentioned Party and its Additional Indemnitees shall have no further right or remedy (whether legal, equitable, fiduciary or in tort) whatsoever, against the other Party, or its Affiliates or their respective directors, officers, servants, agents, advisors or employees; and

        (b) the Purchaser acknowledges that it shall not be entitled to any rights or remedies as against the Vendor, its Affiliates or their respective directors, officers, servants, agents and employees under Applicable Law, including common law or in equity, pertaining to any Indemnified Losses, in respect of which it is required to indemnify the Vendor pursuant to Section
                9.3 and that it shall not be entitled to name the Vendor or its Affiliates or their respective directors, officers, servants, agents and employees under Section 9.3 as third party to any action commenced by any third Person against the Purchaser or a Purchased Entity.

9.10    PROCEDURE - INDEMNITIES

        Any Person seeking indemnification (including by way of presentation of Letter of Credit pursuant to Section 9.8) shall give reasonably prompt notice thereof to the Person from whom indemnification is sought. The Party from whom indemnification (including by way of presentation of Letter of Credit pursuant to Section 9.8) is sought shall have the sole right to conduct, settle or otherwise dispose of any legal action in respect of which indemnification (including by way of presentation of Letter of Credit pursuant to Section 9.8) is sought in any manner it deems appropriate without the consent of the other Party if but only if it has agreed that the matters in the action are indemnified pursuant to Sections 9.2 or 9.3. If the Party from whom indemnification (including by way of presentation of Letter of Credit pursuant to Section 9.8) is sought pays the indemnified amount to the other Party seeking indemnification, the paying Party shall not be responsible for any costs described in Section 9.5 incurred after such payment.

9.11    NO MERGER OF LEGAL RESPONSIBILITIES

        The liabilities and indemnities created in this Article 9 shall be deemed to apply to, and shall not merge in, any and all assignments, transfer and other documents conveying any of the Purchased Shares to the Purchaser, notwithstanding the terms of such assignments, transfers, conveyances, novations and other documents, Applicable Law or any rule of law or equity to the contrary, and all such rules are hereby waived.

9.12    NO LIMITATION

        Closing of the transactions contemplated herein or any waiver or satisfaction of any condition precedent resulting in Closing of the transactions contemplated herein shall not in any way whatsoever limit, impact or derogate from the indemnities provided for herein.

                                   ARTICLE 10
                                 CONFIDENTIALITY

10.1    RESTRICTIONS ON DISCLOSURE OF PURCHASER

        Prior to the Closing, the Purchaser shall keep confidential all information disclosed to it by the Vendor, a Purchased Entity or their agents relating to the Purchased Entities and the PNG Assets in accordance with the provisions of the Confidentiality Agreement.

10.2    RESTRICTIONS ON DISCLOSURE OF VENDOR

        Provided Closing occurs (except to the extent required pursuant to Applicable Law), the Vendor shall keep confidential all information respecting the PNG Assets for a term of 18 months from the date of Closing. Such confidential information respecting the PNG Assets shall, following the Closing Date, be disclosed only to those of its employees, agents, legal counsel, accountants or other representatives on a "need to know" basis. The foregoing restrictions on disclosure shall not apply to information, to the extent it:

        (a) is or becomes publicly available through no act or omission of the Vendor or their employees, agents, consultants, advisors or other representatives;

        (b) is subsequently obtained lawfully from a third party who, after reasonable inquiry, the Vendor does not know is bound to the Purchaser or the Purchased Entities to restrict the use or disclosure of such information;

        (c) is already in the Vendor's possession, or in the possession of any Affiliate of the Vendor, at the time of disclosure, without any restriction on its disclosure; or

        (d)     is required to be disclosed pursuant to Applicable Law.

        Specific items of information shall not be considered to be in the public domain merely because more general information respecting the PNG Assets is in the public domain.

                                   ARTICLE 11
                                    GUARANTEE

11.1    GUARANTEE

        The Guarantor hereby unconditionally and irrevocably guarantees the punctual and complete performance by the Purchaser of all of its obligations under this Agreement and any agreement delivered under or pursuant to this Agreement.

                                   ARTICLE 12
                            MISCELLANEOUS PROVISIONS

12.1    WAIVER MUST BE IN WRITING

        No waiver by any Party of any breach (whether actual or anticipated) of any of the terms, conditions, representations or warranties contained herein shall take effect or be binding upon that Party unless the waiver is expressed in writing under the authority of that Party. Any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.

12.2    NO AMENDMENT EXCEPT IN WRITING

        This Agreement may be amended only by written instrument executed by the Vendor and the Purchaser.

12.3    ASSIGNMENTS BEFORE CLOSING

        Prior to Closing, neither Party may assign its interest in or under this Agreement without the prior written consent of the other Party.

12.4    SERVICE OF NOTICE

        Notwithstanding anything to the contrary contained herein, all notices required or permitted hereunder shall be in writing. Any notice to be given hereunder shall be deemed to be served properly if served in any of the following modes:

        (a) personally, by delivering the notice to the Party on which it is to be served at that Party's address for service. Personally served notices shall be deemed to be received by the addressee when actually delivered as aforesaid, provided that such delivery shall be during normal business hours on any Business Day. If a notice is not delivered on a Business Day or is delivered after the addressee's normal business hours, such notice shall be deemed to have been received by such Party at the commencement of the addressee's first Business Day next following the time of the delivery;

        (b) by facsimile directed to the Party on which it is to be served at that Party's address for service. A notice so served shall be deemed to be received by the addressee when actually received by it, if received within normal business hours on any Business Day or at the commencement of the next ensuing Business Day following transmission if such notice is not received during business hours; or

        (c) by mailing it first class (air mail if to or from a location outside of Canada) registered post, postage prepaid, directed to the Party on which it is to be served at that Party's address for service. Notices so served shall be deemed to be received by the addressee at noon, local time, on the earlier of the actual date of receipt or the 4th Business Day following the mailing thereof. However, if postal service is (or is reasonably anticipated to be) interrupted or operating with unusual delay, notice shall not be served by such means during such interruption or period of delay.

12.5    ADDRESSES FOR NOTICES

        The address for service of notices hereunder of each of the Parties shall be as follows:

        VENDOR:           c/o PetroCorp Incorporated
                          Business Address:     6733 South Yale Avenue
                                                Tulsa, OK 74136
                                                U.S.A.

                          Mailing Address:      P.O. Box 21298
                                                Tulsa, OK 74121-1298
                                                U.S.A.

                          Attention:    Mr. Gary R. Christopher
                                        President and Chief Executive Officer

                          Fax:          [omitted]
                          Telephone:    [omitted]

        Copy to:          Frederic Dorwart, Lawyers
                          Old City Hall
                          124 East Fourth Street
                          Tulsa, OK 74103-5010
                          U.S.A.

                          Attention:    Mr. Fred Dorwart
                          Fax:          [omitted]
                          Telephone:    [omitted]

        PURCHASER:        1022694 Alberta Ltd.
                          The Dome Tower
                          3000, 333 - 7th Avenue S.W.
                          Calgary, AB  T2P 2Z1

                          Attention:    Mr. G.J. Kerr
                                        President and CEO

                          Fax:          [omitted]
                          Telephone:    [omitted]

        Copy to:          Blake, Cassels & Graydon LLP
                          3500, 855 - 2nd Street S.W.
                          Calgary, AB  T2P 4J8

                          Attention:    Mr. Mungo Hardwicke-Brown

                          Fax:          [omitted]
                          Telephone:    [omitted]

        GUARANTOR:        EnerMark Inc.
                          The Dome Tower
                          3000, 333 - 7th Avenue S.W.
                          Calgary, AB T2P 2Z1

                          Attention:    Mr. G.J. Kerr
                                        President and CEO

                          Fax:          [omitted]
                          Telephone:    [omitted]

        Copy to:          Blake, Cassels & Graydon LLP
                          3500, 855 - 2nd Street S.W.
                          Calgary, AB  T2P 4J8

                          Attention:    Mr. Mungo Hardwicke-Brown

                          Fax:          [omitted]
                          Telephone:    [omitted]

        A Party may change its address for service by notice to the other Party, and such changed address for service thereafter shall be effective for all purposes of this Agreement.

12.6    CONSULTANTS AND ADVISORS BOUND

        If the Purchaser employs consultants, advisors or agents to assist in its review of the Purchased Corporations pursuant to Article 4, the Purchaser shall be responsible to the Vendor for ensuring that such consultants, advisors and agents comply with the restrictions on the use and disclosure of information set forth in this Agreement.

12.7    PARTIES TO DISCUSS PRESS RELEASES

        The Parties shall co-operate with each other in relaying to third parties information concerning this Agreement and the transactions contemplated herein, and shall discuss drafts of all press releases and other releases of information for dissemination to the public pertaining hereto. However, nothing in this Section 12.7 shall prevent a Party from furnishing any information to any governmental agency or regulatory authority or stock exchange or to the public, insofar only as is required by this Agreement, Applicable Law or securities laws applicable to such Party, provided that a Party which proposes to make such a public disclosure shall, to the extent reasonably possible, provide the other Party with a draft of such statement a sufficient time prior to its release to enable such other Party to review such draft and advise that Party of any comments it may have with respect thereto.

12.8    COSTS AND EXPENSES

        Except as specifically provided herein, all legal and other costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party which incurred the same. PCI shall be solely liable for all reasonable legal costs and expenses incurred by it and the Purchaser and its Affiliates for the matters contemplated in or otherwise related to Sections 6.1(h) and 6.2(d).

12.9    FURTHER ASSURANCES

        At the Closing Date and thereafter as may be necessary, the Parties shall execute, acknowledge and deliver such instruments and take such other actions as may be reasonably necessary to fulfil their respective obligations under this Agreement.

12.10   GOVERNING LAW; ATTORNMENT; ETC.

        (a) This Agreement shall be governed by, and construed and enforced in accordance with, the applicable laws, other than conflict of laws rules, prevailing in the Province of Alberta.

        (b)     The Parties irrevocably:

                (i) submit and attorn to the non-exclusive jurisdiction of the Courts of the Province of Alberta for all matters arising out of or relating to this Agreement, or any of the transactions contemplated hereby;

                (ii) waive all right to object to jurisdiction of such Courts in any legal action or proceeding relative to this Agreement or the transactions contemplated hereby or execution of any judgment, order or decree issued in or as a result of any such action, suit or proceeding which they may now or hereafter have by reason of domicile or otherwise;

                (iii) waive any objection to the laying of venue in such Courts of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Agreement or the transactions contemplated hereby;

                (iv) waive and agree not to plead or claim that any action, suit or proceeding in such Courts has been brought in an inconvenient forum; and

                (v) waive any right they may have to, or to apply for, trial by jury in connection with any matter, action, proceeding, claim or counterclaim arising out of or relating to this Agreement or any of the transactions contemplated hereby.

        (c) The Vendor shall appoint and maintain an attorney in Alberta for service of process in respect of actions, suits or proceedings arising out of or in connection with this Agreement or the transactions contemplated hereby and advise the Purchaser at Closing of the name and address of such attorney, provided that they shall not change the attorney so appointed or terminate the appointment unless (and no change or termination shall be effective until) they have previously given written advice to the Purchaser of a new attorney in Alberta for such purpose, in which case this proviso shall again apply in respect of the new attorney so appointed.

12.11   INVALIDITY OF PROVISIONS

        If any of the provisions of this Agreement are determined to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

12.12   TIME

        Time shall be of the essence in this Agreement.

12.13   SUPERSEDES EARLIER AGREEMENTS

        This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof; and there are no collateral or other statements, understandings, covenants, agreements, representations or warranties, written or oral, relating to the subject matter hereof, except the Confidentiality Agreement. Other than the Confidentiality Agreement, this Agreement supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties or their predecessors relating to the subject matter of this Agreement, including the Letter of Intent.

12.14   ENUREMENT

        This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

12.15   COUNTERPART EXECUTION

        This Agreement may be executed in separate counterparts and all executed counterparts together shall constitute one agreement. A signed counterpart provided by way of telecopier will be as binding upon the Parties as an originally signed counterpart.

        IN WITNESS WHEREOF the Parties have duly executed this Agreement.

                                PETROCORP INCORPORATED

                                Per:    /s/  Gary R. Christopher
                                        ------------------------
                                        Name: Gary R. Christopher
                                        Title: President and CEO

                                PETROCORP ACQUISITION COMPANY

                                Per:    /s/ Gary R. Christopher
                                        -----------------------
                                        Name: Gary R. Christopher
                                        Title: President and CEO

                                1022694 ALBERTA LTD.

                                Per:    /s/ Gord Kerr
                                        -------------
                                        Name: Gord Kerr
                                        Title: President

                                ENERMARK INC.

                                Per:    /s/ Gord Kerr
                                        -------------
                                        Name: Gord Kerr
                                        Title: President

The following is a list of schedules which have been omitted for purposes of this filing:

        (a)   Schedule 1.2(a)             Land Schedule
        (b)   Schedule 1.2(b)             Financial Statements
        (c)   Schedule 1.2(c)             Escrow Agreement
        (d)   Schedule 1.2(d)             Holdback Agreement
        (e)   Schedule 1.2(e)             Disclosure Schedule
        (f)   Schedule 1.2(f)             Form of Officer's Certificate of the Vendor
        (g)   Schedule 1.2(g)             Form of Officer's Certificate of the Purchaser
        (h)   Schedule 1.2(h)             Non-Recourse Notes
        (i)   Schedule 3.2(a)(xviii)(A)   Form of Release
        (j)   Schedule 3.2(a)(xviii)(B)   Form of Release
        (k)   Schedule 3.2(a)(xix)        Form of Management Agreement Release
        (l)   Schedule 4.6                Authorizations for Expenditure
        (m)   Schedule 4.8                Securities Disclosure

PetroCorp Incorporated agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

[LETTERHEAD OF ENERPLUS]

February 20, 2003

PetroCorp Incorporated
PetroCorp Acquisition Company c/o PetroCorp Incorporated
6733 South Yale Avenue
Tulsa, OK 74136
U.S.A.

Attention:        Mr. Gary R. Christoper, President and Chief Executive Officer
                  (918.491.4584)

Dear Sir:

Re: Share Purchase Agreement dated December 24, 2002 between PetroCorp Incorporated ("PCI"), PetroCorp Acquisition Company ("PAC"), 1022694 Alberta Ltd. (the "Purchaser") and EnerMark Inc. ("EnerMark"), as amended by a letter agreement dated January 14, 2003 and acknowledged and agreed to on January 15, 2003 between PCI, PAC, the Purchaser and EnerMark and by a letter agreement dated January 28, 2003 and acknowledged and agreed as of even date therewith between PCI, PAC, the Purchaser and EnerMark (collectively, the "Agreement")

        Further to our recent discussions, this will confirm our agreement to amend to the Agreement.

        In consideration of the covenants and agreements between the Vendor, the Purchaser and EnerMark contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Vendor, the Purchaser and EnerMark agree as follows:

1. Definitions. Capitalized words and phrases used herein, that are not defined herein, shall have the meanings set out in the Agreement.

2.      Amendments. Effective as of the date hereof, the Agreement is amended:

        (a) by deleting the definitions of "Closing Date" in Section 1.1 thereof in its entirety and replacing the following therefor:

                ""Closing Date" means 10.00 a.m. on the 5th day of March, 2003 or such other date as is mutually agreed among the Parties."

        (b) by deleting the definition of "Outside Date" in Section 1.2 thereof in its entirety and replacing the following therefor:

                                       -2-
[LETTERHEAD OF ENERPLUS]

                ""Outside Date" means 10.00 a.m. on the 5th day of March, 2003, or such later date as the Vendor and the Purchaser may agree in writing or may be expressly provided for herein"

3. Continuing Effect. Each of the Vendor, the Purchaser and EnerMark acknowledges and agrees that the Agreement, as amended herein, shall be and continue in full force and effect and is hereby confirmed and the rights and obligations of the Vendor, the Purchaser and EnerMark thereunder shall not be affected or prejudiced in any manner except as specifically provided for herein.

        Please confirm your agreement to the foregoing by executing and returning the duplicate copy of this letter to the undersigned. Execution may be by counterpart and facsimile.

Yours truly,
ENERMARK INC.                               1022694 ALBERTA LTD.


By: /s/ Ian C. Dundas                       By: /s/ David McCoy
   -------------------------------------       ---------------------------
   Name: Ian C. Dundas                         Name: David McCoy
   Title: Vice President & Director            Title: General Counsel
          Business Development


THE FOREGOING IS ACKNOWLEDGED AND
AGREED TO THIS _____ day of February, 2003

PETROCORP INCORPORATED


By: /s/ Gary R. Christopher
   -------------------------------------
   Name: Gary R. Christopher
   Title: President & C.E.O.

PETROCORP ACQUISITION COMPANY

By: /s/ Gary R. Christopher
   -------------------------------------
   Name: Gary R. Christopher
   Title: President & C.E.O.

[LETTERHEAD OF ENERPLUS]

January 28, 2003

PetroCorp Incorporated
PetroCorp Acquisition Company c/o PetroCorp Incorporated
6733 South Yale Avenue
Tulsa, OK 74136
U.S.A.

Attention:        Mr. Gary R. Christopher, President and Chief Executive Officer
                  (918.491.4584)

Dear Sir:

Re: Share Purchase Agreement dated December 24, 2002 between PetroCorp Incorporated, PetroCorp Acquisition Company, 1022694 Alberta Ltd. and EnerMark Inc., as amended by a letter agreement dated January 14, 2003 and acknowledged and agreed to on January 15, 2003 between PetroCorp Incorporated, PetroCorp Acquisition Company, 1022694 Alberta Ltd. and EnerMark Inc. (collectively, the "Agreement")

        Further to our recent discussions, this will confirm our agreement to amend the Agreement.

        In consideration of the covenants and agreements between the Vendor, the Purchaser and EnerMark contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Vendor, the Purchaser and EnerMark agree as follows:

1. Definitions. Capitalized words and phrases used herein, that are not defined herein, shall have the meanings set out in the Agreement.

2.      Amendments. Effective as of the date hereof, the Agreement is amended:

        (a) by deleting the definition of "Closing Date" in Section 1.1 thereof in its entirety and replacing the following therefor:

                ""Closing Date" means 10:00 a.m. on the 21st day of February, 2003 or such other date as is mutually agreed among the Parties."

        (b) by deleting the definition of "Outside Date" in Section 1.1 thereof in its entirety and replacing the following therefor:

                ""Outside Date" means 10:00 a.m. on the 21st day of February, 2003, or such later date as the Vendor and the Purchaser may agree in writing or may be expressly provided for herein."

3. Continuing Effect. Each of the Vendor, the Purchaser and EnerMark acknowledges and agrees that the Agreement, as amended herein, shall be and continue in full force and effect and is hereby confirmed and the rights and obligations of the Vendor, the Purchaser and EnerMark thereunder shall not be affected or prejudiced in any manner except as specifically provided for herein.

        Please confirm your agreement to the foregoing by executing and returning the duplicate copy of this letter to the undersigned. Execution may be by counterpart and facsimile.

Yours truly,
ENERMARK INC.                               1022694 ALBERTA LTD.

By: /s/ G. F. (Gerry) Stevenson             By: /s/ David McCoy
   ------------------------------------        ---------------------------
   Name: G. F. (Gerry) Stevenson                Name: David McCoy
   Title: Vice President, Acquisitions          Title: General Counsel

THE FOREGOING IS ACKNOWLEDGED AND
AGREED TO THIS 28th day of January, 2003

PETROCORP INCORPORATED

BY: /s/ Rick Dunham
   -------------------------------------
    Name: Rick Dunham
    Title: Executive Vice President

PETROCORP ACQUISITION COMPANY

BY: /s/ Rick Dunham
   -------------------------------------
   Name: Rick Dunham
   Title: Executive Vice President

[LETTERHEAD OF ENERPLUS]

January 14, 2003

PetroCorp Incorporated
PetroCorp Acquisition Company c/o PetroCorp Incorporated
6733 South Yale Avenue
Tulsa, OK 74136
U.S.A.

Attention:    Mr. Gary R. Christopher, President and Chief Executive Officer

Dear Sir:

Re: Share Purchase Agreement dated December 24, 2002 between PetroCorp Incorporated, PetroCorp Acquisition Company, 1022694 Alberta Ltd. and EnerMark Inc. (the "Agreement")

        Further to our recent discussions, this will confirm our agreement to amend the Agreement.

        In consideration of the covenants and agreements between the Vendor, the Purchaser and EnerMark contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Vendor, the Purchaser and EnerMark agree as follows:

1. Definitions. Capitalized words and phrases used herein, that are not defined herein, shall have the meanings set out in the Agreement.

2. Amendments. Effective as of the date hereof, the Agreement is amended by deleting the definition of "Closing Date" in Section 1.1 thereof in its entirety and replacing the following therefor:

                ""Closing Date" means 10:00 a.m. on the 31st day of January, 2003 or such other date as is mutually agreed among the Parties."

3. Continuing Effect. Each of the Vendor, the Purchaser and EnerMark acknowledges and agrees that the Agreement, as amended herein, shall be and continue in full force and effect and is hereby confirmed and the rights and obligations of the Vendor, the Purchaser and EnerMark thereunder shall not be affected or prejudiced in any manner except as specifically provided for herein.

        Please confirm your agreement to the foregoing by executing and returning the duplicate copy of this letter to the undersigned. Execution may be by counterpart and facsimile.

Yours truly,
ENERMARK INC.                               1022694 ALBERTA LTD.

/s/ G. F. (Gerry) Stevenson                 /s/ David McCoy
----------------------------------------    ------------------------------
G. F. (Gerry) Stevenson                     David Mccoy
Vice President, Acquisitions                General Counsel

THE FOREGOING IS ACKNOWLEDGED AND
AGREED TO THIS 15th day of January, 2003

PETROCORP INCORPORATED

By: /s/ Gary R. Christopher
   -------------------------------------
   Name: Gary R. Christopher
   Title: President & CEO

PETROCORP ACQUISITION COMPANY

By: /s/ Gary R. Christopher
   -------------------------------------
   Name: Gary R. Christopher
   Title: President & CEO